UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023

Notice of Annual Meeting of Stockholders and Proxy Statement

SUPERIOR INDUSTRIES

A NOTE FROM MAJDI ABULABAN

March 30, 2023

Dear Superior Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Superior Industries International, Inc. (the “Annual Meeting”). The meeting will be held on May 17, 2023, at 10:00 a.m. Eastern Daylight Time. The Annual Meeting will be a completely “virtual meeting,” conducted via live audio webcast on the Internet. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live audio webcast of the meeting by visiting www.virtualstockholdermeeting.com/SUP2023. Next, enter the 16-digit control number included in our notice of internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

If you are not able to attend via the live audio webcast, we encourage you to vote by proxy. The following Notice of Annual Meeting of Stockholders and Proxy Statement describes the business that will be conducted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting via the live audio webcast, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing the enclosed proxy card or voting instruction form provided by your broker.

Thank you for your ongoing support of Superior.

Majdi Abulaban

President and Chief Executive Officer

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 17, 2023, at 10:00 a.m. Eastern Daylight Time,

Location:	The meeting will be conducted via a live audio webcast that is available at www.virtualstockholdermeeting.com/SUP2023. To participate in the meeting, you must have your 16-digit control number that is shown on your Notice, proxy card or voting instruction form.

Record Date:

March 23, 2023

Each holder of Superior Industries International, Inc. (“Superior” or the “Company”) common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date.

Items to Be Voted On:

1.  To elect eight nominees to the Board of Directors (the “Board”), each to serve until Superior’s 2024 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

2.  To approve an amendment and restatement of the Company’s 2018 Equity Plan to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 3,400,000 shares;

3.  To approve, in a non-binding advisory vote, the executive compensation of the Company’s named executive officers;

4.  To select, in a non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation of the Company’s named executive officers;

5.  To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

6.  To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

How to Vote:	YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIA THE LIVE AUDIO WEBCAST, PLEASE VOTE YOUR SHARES PROMPTLY BY COMPLETING, DATING, SIGNING, AND RETURNING THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM. INSTRUCTIONS FOR VOTING YOUR SHARES OVER THE TELEPHONE OR VIA THE INTERNET AS DESCRIBED IN THE PROXY STATEMENT ARE PROVIDED ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

Contact Information:	If you have any questions about the attached Proxy Statement or require assistance in voting your shares on the proxy card or voting instruction form, or need additional copies of Superior’s proxy materials, please contact Okapi Partners LLC, our proxy solicitor assisting us with the Annual Meeting, toll free at (855) 305-0856.

BY ORDER OF THE BOARD OF DIRECTORS,

Senior Vice President, General Counsel and Corporate Secretary

Southfield, Michigan

March 30, 2023

Superior Industries International, Inc.  •  Table of Contents

2023 Proxy Statement  |  i

Proxy Summary  •  2023 Annual Meeting of Stockholders

PROXY SUMMARY

This summary highlights selected information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more information regarding the Annual Meeting and voting, please see our “Information About the Annual Meeting and Voting” Section, found on page [57].

Annual Meeting of Stockholders

Date & Time:	May 17, 2023, at 10:00 a.m. Eastern Time
Location:	The meeting will be held in virtual format only. Please visit www.virtualstockholdermeeting.com/SUP2023.
Record Date:	Stockholders as of March 23, 2023 are entitled to vote.

General Company Information
Stock Symbol:	SUP
Exchange:	NYSE
Ordinary Shares Outstanding (as of the record date):	28,025,422
Registrar & Transfer Agent:	Computershare Investor Services
Headquarters:	26600 Telegraph Rd., Suite 400, Southfield, MI 48033
Corporate Website:	supind.com

Agenda and Voting Recommendations

Proposal	Board’s Recommendation
Election of Directors	FOR
2018 Equity Plan Amendment and Restatement to increase the common stock shares available for issuance under the 2018 Plan by 3,400,000 shares	FOR
Advisory Vote to Approve Named Executive Officer Compensation	FOR
Advisory Vote on the Frequency of Advisory Votes on Executive Compensation	1 Year
Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Director Nominees

Name	Age*	Director Since	Independent

Majdi B. Abulaban	59	2019

Raynard D. Benvenuti	67	2020	X

Michael R. Bruynesteyn	59	2015	X

Richard J. Giromini	70	2018	X

Paul J. Humphries	68	2014	X

Ransom A. Langford	51	2017	X

Timothy C. McQuay	71	2011	X

Ellen B. Richstone	71	2016	X

*	Age as of May 17, 2023

Named Executive Officers

Majdi B. Abulaban, President and Chief Executive Officer

Timothy Trenary, Executive Vice President and Chief Financial Officer

Parveen Kakar, Senior Vice President, Product Development, Sales & Marketing

2023 Proxy Statement  |  1

Proxy Summary  •  Helpful Resources

Helpful Resources

Annual Meeting: supind.com/investor-relations/financial-reports

2023 Proxy Statement

2022 Annual Report

Governance Documents: supind.com/investor-relations/corporate-governance

Corporate Governance Guidelines

Board Committee Charters

Bylaws and Certificate of Incorporation

Code of Conduct

Sustainability: supind.com/esg-sustainability

Sustainability Report

Supplier Code of Conduct

Investor Relations: supind.com/investor-relations

Board Meeting Information

Board Meetings in 2022: 5

Standing Board Committee Meetings in 2022

Audit: 9

Human Capital and Compensation: 8

Nominating and Corporate Governance: 6

Corporate Governance Best Practices:

•	7 of 8 directors or nominees are independent

•	Annual election of directors

•	Non-executive Board Chair

•	Fully independent Board committees

Compensation Best Practices:

•	Significant Variable Pay

•	Performance-Based Metrics

•	Alignment of Executive Pay with the Stockholder Experience

•	Stock Ownership and Holding Requirements

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting via the live audio webcast, your vote is important, and we encourage you to vote promptly. You can vote your shares over the telephone, via the Internet or by completing, dating, signing and returning a proxy card or voting instruction form, as described in the Proxy Statement. Your prompt cooperation is greatly appreciated.

2  |  Superior Industries International, Inc.

Proxy Summary  •  2022 Performance & Business Highlights

2022 Performance & Business Highlights

The following chart highlights key metrics of our financial and operating performance in 2021 and 2022:

Key Metric ($ in Millions except per wheel data, Units in Thousands)	2022	2021

Units Shipped	15,592	16,123

Net Sales	$1,640	$1,385

Value-Added Sales(1)	$771	$754

Content per Wheel(1)	$52.36	$45.83

Net Income (Loss)(2)	$37	$4

Adjusted EBITDA(1)	$194	$167

Adjusted EBITDA % of Value-Added Sales	25.2%	22.1%

Cash Provided by Operating Activities	$153	$45

Free Cash Flow(1)	$80	($28)

Superior Industries continues to lead the industry in premium wheels. Our 2022 results were a testament to our strong management team, cost discipline, continued execution and innovative technologies.

Strong operating performance despite continued depressed industry volumes, supply chain shortages, the Ukraine Conflict, cost inflation, and customer order volume volatility:

•	Delivered record $194 million Adjusted EBITDA on lower sales volumes

•	Increased Adjusted EBITDA margin as a percentage of Value-Added Sales to 25%

•	Maintained strong available liquidity(3) position of $231M

Executed on the continued shift to higher-content wheels, realizing third consecutive year of growth:

•	Increased Content per Wheel(1) by 14%

•	Grew Value-Added Sales excluding Foreign Exchange(1) by 8%

•	Increased large diameter wheels (19-inch and greater) to 50% of all wheels sold, supported by our differentiated portfolio of innovative technologies

Further enhanced our capital structure, serving as a testament to our recent performance:

•	Refinanced term loan and revolving credit facilities with $400 million of new committed capital

Advanced our Environmental, Social and Governance (“ESG”) objectives:

•	Published 2022 Sustainability Report

•	Reduced carbon emissions from purchased aluminum by 21% since 2020

(1)

Value-Added Sales, Value-Added Sales excluding Foreign Exchange, Adjusted EBITDA, Content per Wheel, and Free Cash Flow are non-GAAP financial measures. See Appendix A to this Proxy Statement for a reconciliation to the most comparable GAAP measures.

(2)

Full year 2021 results include charges for the Werdohl (Germany) flood damages and plant restructuring of $6 million. Full year 2022 results include $1.8 million of SG&A and $3.6 million of factoring charges.

(3)	Includes cash and availability on committed revolving credit facilities

2023 Proxy Statement  |  3

Proxy Summary  •  2022 Performance & Business Highlights

(1)

Value-Added Sales, Value-Added Sales excluding Foreign Exchange, Adjusted EBITDA, Content per Wheel, Net Debt and Free Cash Flow are non-GAAP financial measures. See Appendix A to this Proxy Statement for a reconciliation to the most comparable GAAP measures.

(2)	IHS industry production forecast dated February 15, 2023 (North America and Europe based on Western and Central Europe)

4  |  Superior Industries International, Inc.

Proxy Summary  •  Executive Compensation Highlights

Executive Compensation Highlights

Highlights of our 2022 executive compensation program are summarized as follows:

•

Individual Performance Component of Annual Incentive. Our Annual Incentive Performance Plan (the “AIPP”) plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•

2022 AIPP Payouts. The Company achieved Adjusted EBITDA(A) of $194 million in 2022, which was 111% of the $175 million target, resulting in funding of the 2022 AIPP bonus pool for our named executive officers (“NEOs”) at 200% of target.

•

Long Term Incentive Plan (“LTIP”) Performance Measures. In 2022, we granted performance based restricted stock units (“PRSUs”) that can be earned based on our achievement of the following two performance measures, as calculated over a three-year period.(B)

As discussed in the “2022 Executive Compensation Components – Long Term Equity Incentive Compensation” section of this Proxy Statement, these performance targets were developed after a rigorous financial analysis of our business and taking into account the substantial economic uncertainty due to continued supply chain disruptions in the wake of COVID-19, significant inflationary pressures, and the onset of the war in Ukraine.

(A)

Please see the “Annual Incentive Compensation and Bonuses” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement for a discussion of how AIPP Adjusted EBITDA is calculated.

(B)

Please see the “Long Term Equity Incentive Compensation” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement for a discussion of how each of these performance measures is calculated.

2023 Proxy Statement  |  5

Proposal No. 1  •  General

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Upon the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the eight individuals listed below to stand for election at the Annual Meeting for a one-year term ending at the Annual Meeting of stockholders in 2024 or until their successors, if any, are elected or appointed. The Board has been informed that each nominee is willing to continue to serve as a director. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies returned to us will be voted for the election of a substitute nominee(s) designated by the Board upon the recommendation of the Nominating and Corporate Governance Committee. If any such substitute nominee(s) is designated, we will file an amended proxy statement and provide information about such nominee(s) as required by the rules of the SEC.

Information about Director Nominees

The Board, through the Nominating and Corporate Governance Committee, considers relevant experience, qualifications, attributes and skills of both potential director nominees as well as existing members of the Board and believes that the combination of these characteristics contributes to an effective and highly functioning Board. The Board and the Nominating and Corporate Governance Committee believe that, individually, and as a group, the nominees possess the necessary qualifications to provide oversight of the business and quality advice and counsel to the Company’s management. Included in the director nominee biographies below is an assessment of each nominee’s attributes, skills, experience and qualifications. Committee memberships listed below are as of the date of the Proxy Statement. Mr. Langford was appointed and is being nominated to the Board pursuant to the Investor Rights Agreement, dated as of May 22, 2017, by and between the Company and TPG Growth III Sidewall, L.P.

MAJDI ABULABAN

Superior Industries International, Inc., President and Chief Executive Officer

Former Public Boards Past Five Years: SPX Flow (NYSE: FLOW) (2017-2022)

Other Current Boards: University of Pittsburgh Board of Trustees (since 2021)

Experience: Mr. Abulaban was appointed as the Company’s President and Chief Executive Officer, effective May 15, 2019. Mr. Abulaban has more than 30 years of leadership experience in global automotive supplier operations. He led three global product business units and over 120,000 employees to transform Aptiv PLC (formerly Delphi Automotive), a technology company that develops connected solutions, into a world-class provider of electrical architecture. In addition, he was instrumental in establishing Delphi as a leading automotive supplier in China. He was Senior Vice President & Group President, Global Signal and Power Solutions at Aptiv from 2017 to 2019. He previously was Senior Vice President and Group President, Global Electrical and Electronic Architecture Segment and President of Delphi Asia Pacific. He also held various business unit leadership positions with Delphi in China, Singapore and the United States, having joined the company in 1985.

Mr. Abulaban holds a Bachelor of Applied Science in Mechanical Engineering from the University of Pittsburgh and an M.B.A. from Weatherhead School of Management at Case Western Reserve University.

Reasons for Nomination: Mr. Abulaban has in-depth knowledge of the Company’s business, operations and strategy and the global automotive industry. He has extensive global automotive leadership experience and a track record of implementing successful strategies, operating systems and organizational structures that drive performance.

6  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

RAYNARD BENVENUTI

Founder & Managing Member, Concord Investment Partners

Committee Membership:

Human Capital and Compensation

Nominating and Corporate Governance

Other Current Public Boards:

NN, Inc. (Nasdaq NNBR) (since 2020)

Experience: Mr. Benvenuti founded Concord Investment Partners, a boutique investment and advisory firm that invests in engineering-centric industries including aerospace, automotive and industrial manufacturing/distribution companies in 1996. From 2007 to 2015, he served as a Managing Partner, Managing Director and an operational practice leader for the aerospace and automotive/truck sectors at Greenbriar Equity Group, L.P. (“Greenbriar”), a private equity group focused on transportation-related enterprises. Mr. Benvenuti served as a director on five private company boards at Greenbriar, three as Chairman, including as Chairman and interim CEO of Align Aerospace, LLC, an aerospace hardware distribution company. From 2002 until its sale in 2006, Mr. Benvenuti served as the President and CEO of Stellex Aerostructures, Inc., a manufacturer of large structural components for commercial and military aircraft. Prior to 2002, he worked at Forstmann Little & Co., a private equity firm, and McKinsey & Company, a global management consulting firm, where he advised technology and industrial sector clients in the areas of strategic planning and operational improvement.

Mr. Benvenuti earned a Bachelor of Engineering in Mechanical Engineering from Manhattan College, a Master of Science in Mechanical and Aerospace Engineering from Princeton University, and an M.B.A from the Harvard Graduate School of Business Administration.

Reasons for Nomination: Mr. Benvenuti has extensive experience as a CEO, senior executive, director and advisor to various aerospace, automotive and industrial manufacturing companies, including in turnaround and highly leveraged situations. He provides valuable strategic, financial, operational and corporate governance expertise.

MICHAEL R. BRUYNESTEYN Chief Financial Officer, Raistone Committee Membership: Audit Human Capital and Compensation

Experience: Mr. Bruynesteyn is Chief Financial Officer of Raistone, a leader in working capital solutions for businesses of all sizes. Previously, he was Treasurer and Vice President, Strategic Finance of Turner Construction Company, the largest non-residential commercial construction company in the United States, from 2013 to 2018. Prior to that, he was a Managing Director at investment banking firm Strauss Capital Partners from 2008 to 2012, a Managing Director in the asset management division of investment banking firm Lehman Brothers from 2006 to 2008 and the Senior Equity Research Analyst in the Automotive Group at Prudential Equity Group from 1999 to 2006. Mr. Bruynesteyn also held various finance positions, including Director of Investor Relations, at General Motors until 1998. Mr. Bruynesteyn continues his engagement in the automotive industry as a member of the Advisory Board of ClearMotion, Inc., a developer of breakthrough active suspension technology. Mr. Bruynesteyn is a National Association of Corporate Directors Governance Fellow.

Mr. Bruynesteyn holds a Bachelor of Applied Science in Mechanical Engineering from the University of British Columbia and an M.B.A. from the London Business School.

2023 Proxy Statement  |  7

Proposal No. 1  •  Information about Director Nominees

Reasons for Nomination: Mr. Bruynesteyn possesses financial, treasury and accounting expertise gained through his CFO, Treasurer and other financial leadership roles. He has extensive investment banking, capital markets and global experience and brings an investor perspective with a unique focus on the automotive sector.

RICHARD J. GIROMINI

Retired Chief Executive Officer and Director of Wabash National Corporation

Committee Membership:

Human Capital and Compensation

Nominating and Corporate Governance (Chair)

Former Public Boards Past Five Years:

Wabash National Corporation (2005-2019)

Experience: Mr. Giromini served as President and Chief Executive Officer of Wabash National Corporation (“WNC”), North America’s largest trailer manufacturer, from 2007 to 2016, Chief Executive Officer until June 2018 and then as an Executive Advisor until his retirement in June 2019. Earlier service with WNC from 2002 to 2006 included President and Chief Operating Officer, Executive Vice President & Chief Operating Officer, and SVP & Chief Operating Officer. Mr. Giromini’s prior experience includes 26 years in the automotive industry, having begun his career with General Motors Company from 1976 to 1985, then continuing service in senior management positions within the Tier 1 automotive sector, including Doehler-Jarvis, Hayes Wheels, ITT Automotive, AKW LP and Accuride Corporation.

Mr. Giromini holds a Bachelor of Science degree in Mechanical Engineering and a Master of Science degree in Industrial Management, both from Clarkson University. He is also a graduate of the Advanced Management Program at the Duke University Fuqua School of Management.

Reasons for Nomination: Mr. Giromini provides deep technical understanding of the automotive industry, aluminum cast wheel business and diverse manufacturing through over 40 years of operational leadership, including over 20 years in the Tier 1 automotive aluminum casting industry and in his role as CEO of a public transportation equipment company. Key skillsets include extensive hands-on expertise in strategy, operational turnarounds, lean/six sigma, human capital development, sales, supply chain, acquisitions, capital management, governance and executive oversight of new ERP system implementations.

PAUL J. HUMPHRIES Retired President of High Reliability Solution (a business group of Flex LTD) Committee Membership: Audit Human Capital and Compensation (Chair)

Experience: Mr. Humphries served as President of High Reliability Solutions at Flex LTD (“Flex”), a global end-to-end supply chain solutions company that serves the automotive, industrial and medical markets, from 2011 to 2020. Mr. Humphries served as Executive Vice President of Human Resources at Flex from 2006 to 2011, during a portion of which he also oversaw Flex’s IT and marketing functions. Mr. Humphries joined Flex with the acquisition of Chatham Technologies Incorporated in April 2000. While at Chatham Technologies, he served as Senior Vice President of Global Operations. Prior to that, Mr. Humphries held several senior management positions at Allied Signal, Inc. and its successor, Honeywell Inc., BorgWarner Inc. and Ford Motor Company.

Mr. Humphries has a B.A. in applied social studies from Lanchester Polytechnic (now Coventry University) and post-graduate certification in human resources management from West Glamorgan Institute of Higher Education.

Reasons for Nomination: Mr. Humphries has extensive senior leadership experience in the automotive supplier industry and senior level operational, strategic and human resource management experience with multinational public companies. He provides valuable expertise in strategy, transactions, growth, human resources, supply chain, manufacturing, IT, marketing and global operations.

8  |  Superior Industries International, Inc.

Proposal No. 1  •  Information about Director Nominees

RANSOM A. LANGFORD Partner, TPG Growth

Experience: Mr. Langford is a Partner of TPG Growth based in New York, where he leads the platform’s investments in industrial and business services. Prior to joining TPG in 2009, Mr. Langford was a Managing Director and Partner with J.H. Whitney & Co., a private equity firm and was a member of the firm’s Investment Committee. Prior to his tenure at J.H. Whitney, Mr. Langford was an Associate at Brentwood Associates, representing a number of portfolio companies as a member of the investment team. Mr. Langford worked as an analyst in the Mergers & Acquisitions group at investment bank Donaldson, Lufkin & Jenrette.

Mr. Langford earned a B.A. from University of North Carolina, Chapel Hill and an M.B.A. from the Wharton School at University of Pennsylvania.

Reasons for Nomination: Mr. Langford has extensive experience as a board member and global leader, serving on numerous boards of directors and leading domestic and international investing activities for TPG. Additionally, Mr. Langford has overseen overseas offices for TPG’s investment activities. Mr. Langford possesses financial and transactional expertise through his more than 25 years of experience in private equity and investment banking.

TIMOTHY C. MCQUAY Retired Managing Director, Investment Banking, Noble Financial Markets

Experience: Mr. McQuay served as Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm from 2011 until his retirement in 2015. Previously, he served as Managing Director, Investment Banking with investment banking firm B. Riley & Co. from 2008 to 2011. He served as Managing Director – Investment Banking at A.G. Edwards & Sons, Inc. from 1997 to 2007. From 1995 to 1997, Mr. McQuay was a Partner at Crowell, Weedon & Co., a stock brokerage firm, where he also served as Managing Director of Corporate Finance from 1994 to 1997. Mr. McQuay served as Vice President, Corporate Development with Kerr Group, Inc., a plastics manufacturing company from 1993 to 1994 and as Managing Director of Merchant Banking with Union Bank from 1990 to 1993. Mr. McQuay previously served as Chairman of the Board of Meade Instruments Corp. and Perseon Corp. and as the Audit Committee Chair of Keystone Automotive Industries, Inc. Mr. McQuay served as Executive Chairman of Superior in 2019 until Mr. Abulaban’s appointment as President and CEO.

Mr. McQuay received an A.B. in economics from Princeton University and an M.B.A. in finance from the University of California at Los Angeles.

Reasons for Nomination: Mr. McQuay provides extensive public company board experience through leadership service on multiple public company automotive and industrial boards. He possesses deep knowledge of Superior’s business, capital markets and investment banking. Mr. McQuay brings valuable insight into corporate strategy and risk management gained from nearly 40 years of experience in the investment banking and financial services industries.

2023 Proxy Statement  |  9

Proposal No. 1  •  Information about Director Nominees

ELLEN B. RICHSTONE

Retired Chief Financial Officer, Rohr Aerospace

Committee Membership:

Audit (Chair)

Nominating and Corporate Governance

Other Current Public Boards:

Cognition Therapeutics (since 2021); eMagin Corp. (since 2014); Orion Energy Systems, Inc. (since 2017)

Experience: Ms. Richstone served as the Chief Financial Officer of several public and private companies between 1989 and 2012, including Rohr Aerospace, a Fortune 500 aerospace company. From 2002 to 2004, Ms. Richstone was the President and Chief Executive Officer of the Entrepreneurial Resources Group, an executive management firm. Her operating experience was predominantly at technology companies including computer hardware, software, telecommunications, and semiconductor companies. From 2004 until its sale in 2007, Ms. Richstone served as the financial expert on the board of directors of American Power Conversion, an S&P 500 company. Ms. Richstone has prior experience on both public and private boards and currently serves on the board of the National Association of Corporate Directors (NACD) in New England, as well as other non-profit organizations. Ms. Richstone was awarded the first annual Distinguished Director Award from the American College of Corporate Directors in 2013. She was named as an NACD Board Leadership Fellow in 2018 and as a Top 100 Director in 2020, signifying that she has demonstrated her commitment to the highest level of leadership in the boardroom. Ms. Richstone holds an Executive Master’s Certification in Director Governance from the American College of Corporate Directors.

Ms. Richstone received a B.A. from Scripps College in Claremont, California and a Master of Law and Diplomacy in International Business from the Fletcher School of Law and Diplomacy at Tufts University.

Reasons for Nomination: Ms. Richstone provides extensive financial, accounting, treasury, internal controls, risk management, cybersecurity, technology and global business experience acquired through various Chief Financial Officer roles at public and private companies over a 24-year period. Ms. Richstone also brings substantial public company board, audit committee and governance experience.

Vote Required

Each director nominee must receive the affirmative vote of a plurality of the votes cast to be elected, meaning that the eight persons receiving the largest number of “yes” votes will be elected as directors. You may vote in favor of or withhold your vote as to all or any of the nominees. Proxies may not be voted for more than the eight directors, and stockholders may not cumulate votes in the election of directors. In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether to accept the tendered resignation.

The Board recommends a vote “FOR” the eight nominees for election as Director named above. Proxies solicited by the Board will be voted “FOR” all of Superior’s eight nominees unless stockholders specify a contrary vote.

10  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Board Structure and Leadership

BOARD STRUCTURE AND COMMITTEE COMPOSITION

Board Structure and Leadership

The roles of Board Chair and Chief Executive Officer are separate. The Board believes separating the roles of Board Chair and Chief Executive Officer allows our Chief Executive Officer to focus on developing and implementing the Company’s strategic business plans and managing the Company’s day-to-day business operations and allows our Board Chair to lead the Board in its oversight and advisory roles. As a result of the many responsibilities of the Board and the significant amount of time and effort required by each of the Board Chair and Chief Executive Officer to perform their respective duties, the Company believes that having separate persons in these roles enhances the ability of each to discharge those duties effectively and improves the Company’s prospects for success.

Superior’s Corporate Governance Guidelines provide the Board with flexibility to select the appropriate leadership structure depending on then-current circumstances. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Superior’s stockholders. If the Board Chair is not an independent director, the Board will appoint one of the independent directors to serve as the Lead Independent Director.

Director Independence

The Board believes that a substantial majority of its members should be independent, non-employee directors. Mr. Abulaban, our President and Chief Executive Officer, is the only non-independent director. The Board, with the assistance of the Nominating and Corporate Governance Committee, has determined that its non-employee directors meet the requirements for independence under the New York Stock Exchange (the “NYSE”) listing standards. Furthermore, the Board limits membership on the Audit, Human Capital and Compensation and Nominating and Corporate Governance Committees to independent directors.

Audit Committee Financial Experts

The Board has determined that both Ms. Richstone and Mr. Bruynesteyn qualify as audit committee financial experts, as defined under the Securities Exchange Act of 1934, as amended, and that each member of the Audit Committee is financially literate and meets the independence rules required for Audit Committee members by the Securities and Exchange Commission. Ms. Richstone currently serves on the audit committee of three public companies in addition to our Audit Committee. Following discussions with Ms. Richstone, the Board determined that such simultaneous service does not impair Ms. Richstone’s ability to serve effectively as a member and Chair of our Audit Committee. The Board noted that Ms. Richstone’s experience serving on other public company audit committees has the potential to enhance her service on our Audit Committee.

2023 Proxy Statement  |  11

Board Structure and Committee Composition  •  Board Composition

Board Composition

The following matrix provides information regarding our director nominees, including certain knowledge, skills, experiences and attributes which our Board believes are relevant to our business or industry. This includes experience our director nominees have gained directly or through active managerial oversight or extensive service as a public company director.

Skills & Experience
Automotive Industry	●	●	●	●	●	●	●	●
Global / International	●	●	●	●	●	●		●
Strategy Development & Execution / M&A	●	●	●	●	●	●	●	●
Finance / Treasury (« Qualified Financial Expert)	«	«	«	«	●	●	«	«
Capital Markets	●	●	●	●		●	●	●
CEO or Division President	●	●		●	●			●
Public Company CEO	●			●
Supply Chain / Commodities Management	●	●		●	●			●
Diverse Manufacturing	●	●		●	●
Materials Science / Engineering	●	●		●	●
Sales / Marketing	●	●		●	●			●
IT / Cybersecurity	●	●		●	●			●
Human Capital Development	●	●		●	●	●		●
Governmental / Regulatory Compliance	●			●	●		●	●
Risk Management	●	●		●			●	●

Diversity	●							●

INDEPENDENCE	TENURE
The Board has determined that all director nominees, other than Mr. Abulaban (87.5%), meet the independence standards set by the NYSE.	The mean tenure of the director nominees is approximately six years, which reflects a balance of experience and new perspectives.

12  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Meetings and Attendance

Meetings and Attendance

Directors are expected to attend meetings of the Board, the committees on which they serve, and the annual meeting of stockholders. During 2022, the Board held five meetings. All directors attended at least 75% of the total number of meetings of the Board and the committees on which each such director served. Seven directors attended the annual meeting of stockholders.

Executive Sessions of the Board

The independent directors met in executive session without the presence of management at each regularly scheduled Board and committee meeting in 2022. Mr. McQuay, in his capacity as Board Chair, presided over executive sessions of the independent directors in Board meetings, and the respective committee Chairs presided over executive sessions of the independent directors in committee meetings.

Annual Board and Committee Self-Evaluations

On an annual basis, the directors complete a self-evaluation of the Board and each committee on which they serve that elicits feedback on the performance and effectiveness of the Board and its committees. As part of this self-evaluation, the directors are asked to consider the Board’s role, relations with management, composition and meetings. Each committee is asked to consider its role and the responsibilities articulated in the committee charter, the composition of the committee and the committee meetings.

Director Selection

Our Nominating and Corporate Governance Committee seeks to build and maintain a well-rounded, financially literate and diverse Board that provides effective oversight of the business and represents all of our stockholders.

Process for Identification and Review of Director Candidates to Join the Board

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Nominating and Corporate Governance Committee. This committee carries out this function through a year-round process, which includes the annual Board and committee evaluation process. Earlier this year, the Board Chair and the Chair of the Nominating and Corporate Governance Committee also conducted reviews with each director based on the results of individual director self-evaluations. Each director and director candidate is evaluated by the Nominating and Corporate Governance Committee based on his or her individual merits, taking into account Superior’s needs and the composition of our Board.

To assist in its evaluation of directors and director candidates, the Nominating and Corporate Governance Committee has adopted strategy-based board composition criteria and looks for certain experiences, qualifications, attributes and skills that would be beneficial to have represented on the Board and on our committees at any particular point in time. Nominees for the Board should be committed to enhancing long-term

2023 Proxy Statement  |  13

Board Structure and Committee Composition  •  Director Selection

stockholder value and must possess relevant experience and skills, good business judgment and personal and professional integrity. The Nominating and Corporate Governance Committee considers experience in the automotive industry, finance, operational management, international business, capital markets, legal and regulatory compliance, sales and marketing, strategy development, strategy execution, mergers and acquisitions, supply chain/commodities management, diverse manufacturing, materials science, engineering, information technology, cybersecurity, human capital development, government relations, regulatory compliance, and risk management as well as roles in senior executive management, public companies and public company boards. In addition to seeking breadth of skills and experience, the Nominating and Corporate Governance Committee focuses on selecting new board members from a diverse candidate pool, seeking diversity of race, ethnicity, gender, age, education, cultural background, business experience, and viewpoints that are expected to contribute to an effective Board.

In recommending candidates for election to the Board, the Nominating and Corporate Governance Committee retains the services of independent search firms to help identify director prospects, perform candidate outreach and assist in reference and background checks. In addition to using search firms, the Nominating and Corporate Governance Committee also receives candidate recommendations from members of the Board, officers, employees, stockholders and others.

Board Refreshment

The Nominating and Corporate Governance Committee values Board refreshment for the additional skills, experience and insight new directors can add to the Board. Four directors resigned and three new directors joined the Board since 2018, adding deep industry and leadership experience to the Board. Our average director tenure of six years provides a desirable balance between experienced directors with historical knowledge of the Company and industry and new directors who bring fresh experience and perspectives. Since 2020, the Board appointed new Chairs to two of the three standing committees.

Superior has three standing committees: the Audit Committee, the Human Capital and Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. A copy of each charter can be found by clicking on “Corporate Governance” in the “Investor Relations” section of our website at www.supind.com.

Committees of the Board

AUDIT COMMITTEE
Members: Ellen B. Richstone, Chair Michael R. Bruynesteyn Paul J. Humphries Meetings in 2022: 9

The Audit Committee is responsible for:

●	Oversight of the financial statements and the other financial information that will be provided to stockholders and others
●	Reviewing the system of internal controls, including oversight of the Internal Audit function
●	Engaging the registered independent public accounting firm, reviewing its scope and pre-approving the audit and permissible non-audit services it will provide
●	Overseeing Superior’s accounting and financial reporting processes and the audits of Superior’s financial statements
●	Overseeing and monitoring treasury and tax matters
●	Oversight of risk-related matters broadly, including Superior’s enterprise risk management program, compliance program and cybersecurity
●	Overseeing execution of the Company’s environmental, social, and governance (“ESG”) practices
●	Overseeing employee reports made through the ethics line and other reporting channels

14  |  Superior Industries International, Inc.

Board Structure and Committee Composition  •  Committees of the Board

HUMAN CAPITAL AND COMPENSATION COMMITTEE
Members: Paul J. Humphries, Chair Raynard D. Benvenuti Michael R. Bruynesteyn Richard J. Giromini Meetings in 2022: 8

The Human Capital and Compensation Committee is responsible for:

●	Reviewing the performance and development of Superior’s CEO and management in achieving corporate goals and objectives
●	Reviewing and recommending to the Board the compensation of the Chief Executive Officer
●	Reviewing and approving the Company’s compensation to other officers and key employees
●

Reviewing and approving the Company’s compensation philosophy to help ensure that it promotes stockholder interests, supports the Company’s strategic and tactical objectives, and provides appropriate rewards and incentives for management and employees

●	Reviewing compensation-related risk management
●	Reviewing and recommending to the Board the compensation of non-employee directors
●	Conducting an annual review of management development, retention programs, succession planning and diversity and inclusion efforts
●	Overseeing the Company’s policies on clawbacks, hedging and pledging of Company stock, and director and officer stock ownership requirements

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Members: Richard Giromini, Chair Raynard D. Benvenuti Ellen B. Richstone Meetings in 2022: 5

The Nominating and Corporate Governance Committee is responsible for:

●	Establishing criteria for Board membership based on skills, experience and diversity
●	Assisting the Board in identifying qualified individuals to become directors
●

Recommending to the Board increases or decreases in the size of the Board, qualified director nominees for election at the stockholders’ annual meeting, membership on the Board committees and Board and committee Chairs

●	Reviewing, recommending and overseeing policies and procedures relating to director and board committee nominations and corporate governance policies
●	Overseeing new director orientation and director continuing education programs
●	Overseeing the annual self-evaluation of the Board’s performance

2023 Proxy Statement  |  15

Corporate Governance Principles and Board Matters  •  Corporate Governance Highlights

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Superior is committed to implementing and maintaining sound corporate governance principles. Key information regarding Superior’s corporate governance initiatives can be found on our website, including Superior’s Corporate Governance Guidelines, Superior’s Code of Conduct and the charter for each committee of the Board. The corporate governance pages can be found by clicking on “Corporate Governance” in the “Investor Relations” section of our website at www.supind.com.

Corporate Governance Highlights

Our Board maintains principles that promote the best interests of our stockholders, including:

•	Requirement that at least a majority of the Board be independent

•	“Plurality-plus vote” policy in uncontested elections of directors with a director resignation policy

•	Availability of proxy access

•	Separation of the Board Chair and Chief Executive Officer roles

•	Annual election of all directors

•	Audit, Human Capital and Compensation, and Nominating and Corporate Governance Committees are comprised entirely of independent directors

•	Annual Board and committee self-evaluations

•	Limit on the number of additional public directorships to three for non-employee directors and one for executive directors

•	Independent directors meet regularly without management present

•	Stock ownership and retention requirement for non-employee directors and executive officers

•	Code of Conduct reviewed annually by the Board, and affirmed annually by all employees and directors

•	Conflict of Interest policy requires all employees to report annually on any conflicts of interest they have or certify that they do not have any conflicts of interest

•	Ethics line available for all employees to report activities they believe to violate the Company’s Code of Conduct or policies

•	No waivers of Code of Conduct policy for any director or executive officer

•	Anti-hedging and anti-pledging policies in place for officers and directors

•	Stockholders have the right to call special meetings

•	No poison pill in place

16  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Succession Planning

Succession Planning

Our Board, working through the Human Capital and Compensation Committee, regularly reviews Chief Executive Officer and senior management succession planning. As part the succession planning process, the Board reviews the senior management team’s experience, skills, competence, and potential to assess which executives have the ability to develop the attributes that the Board believes are necessary to lead and achieve the Company’s goals. Directors personally assess candidates by engaging with potential successors at Board and committee meetings, as well at less formal settings.

The Role of the Board in Risk Oversight

The Board and its committees oversee the Company’s risk profile. With this oversight, Superior has implemented practices and programs designed to help manage the risks to which Superior is exposed in its business and to align risk-taking appropriately with its efforts to increase stockholder value. The Board exercises direct oversight of strategic risk areas not delegated to one of the Board’s committees. The risk oversight responsibilities of the Board and committees are summarized below.

Board:
• Strategic Planning • Budget & Long-Term Planning • Product Safety & Quality • Health & Safety • Geopolitical Issues	• Enterprise Risk Management • Cybersecurity • Strategic Investments • Ethics, Integrity & Culture • Industry Competition	• ESG Strategy • Innovation / Technology • Litigation / Intellectual Property • Directors & Officers Insurance • Economic & Social Trends

Audit Committee	Human Capital & Compensation Committee	Nominating & Corporate Governance Committee

•  Enterprise Risk Management Process

•  Financial Statements & Reporting

•  Tax & Liquidity Management

•  Corporate Policies & Controls

•  Independent & Internal Audit

•  ESG Execution

•  Environmental Practices

•  Cybersecurity & Privacy

•  Business Continuity

•  Legal, Regulatory & Compliance

•  Supply Chain

•  Insurance Coverage

•  Compensation & Benefits Programs

•  Executive Compensation, Performance & Risk-Taking

•  Executive Officer Succession Planning

•  Employee Relations / Workforce Policies & Practices

•  Advises Board on CEO Performance and Compensation

•  Talent Recruitment & Retention

•  Diversity & Inclusion

•  Talent Development

•  Board Independence, Composition, Diversity & Renewal

•  Director Succession Planning

•  Committee Charters & Membership

•  Code of Conduct, including Anti-Corruption, Antitrust & Human Rights Policies

•  Corporate Governance Adherence

•  Board Effectiveness

•  Director Orientation & Education

Each committee reports regularly to the full Board on its activities. In addition, the Board participates in regular discussions with Superior’s senior management on many subjects in which risk oversight is an inherent element, including strategy, finance, legal, public policy, geopolitics, economics, competition, and disruption.

Enterprise Risk Management Program:

Superior’s management team is responsible for day-to-day risk management and Superior’s Enterprise Risk Management program (ERM). ERM supports the Company’s strategy and decision-making through consideration of our Company’s culture, capabilities and practices and the impact of external requirements, threats and developments. Integrating ERM into Superior’s annual and day-to-day decision-making enables Superior to seize opportunities and avoid, mitigate or transfer risk, resulting in more resilient, effective and efficient operations.

2023 Proxy Statement  |  17

Corporate Governance Principles and Board Matters  •  The Role of the Board in Risk Oversight

Cybersecurity

The Board maintains overall oversight of cybersecurity risk, and the Audit Committee provides direct oversight of the Company’s activities to prevent, detect and respond to information security threats. Utilizing the National Institute of Standards and Technology cybersecurity framework, the Chief Information Officer provides quarterly updates to the Audit Committee on cybersecurity risk management, including the latest risk assessment, action plan status and metrics. The Audit Committee regularly briefs the full Board on these matters. In addition, the Chief Information Officer provides an annual report to the Board on the Company’s cybersecurity plan and key activities.

Corporate Governance Guidelines

The Board believes in sound corporate governance practices and has adopted formal Corporate Governance Guidelines to enhance its effectiveness. Our Board has adopted these Corporate Governance Guidelines to ensure that it has the necessary authority and practices in place to fulfill its role of management oversight and monitoring for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices our Board will follow with respect to, among other areas, director qualification and independence, Board and committee meetings, involvement of and access to management, and Chief Executive Officer performance evaluation and succession planning. The Corporate Governance Guidelines are available on our website at www.supind.com by clicking on the on “Corporate Governance” tab in the “Investor Relations” section.

Code of Conduct

Superior’s Code of Conduct outlines the Company’s key policies and standards of expected business conduct, consistent with legal and ethical practices, including expectations on maintaining a diverse and harassment-free workplace, health and safety, employee data privacy, conflicts of interest, anti-corruption, anti-bribery, trade compliance, supporting our communities, protecting the environment, and not making political contributions or utilizing Company funds, assets, or facilities for political activities. All Superior employees, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the Board are required to comply with the Code of Conduct. The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and recommends changes, as appropriate, to the Board. The Audit Committee oversees compliance with the Code of Conduct. Our Code of Conduct is included on our website, www.supind.com, under “Corporate Governance” in the “Investor Relations” tab.

Sustainability

Superior is committed to environmental sustainability, social responsibility, and good governance practices, which enables us to serve the needs of our customers, employees and communities, while building long-term value in the Company and enhancing stockholder value. Superior’s commitment is reflected in our Company values of Integrity, Teamwork, Customer Focus, Continuous Improvement and Diversity and Inclusion. We are committed to safety in our workplaces, integrity in the conduct of our business, sustainability in our operations and products and supporting our people in the global communities in which we live and work. We also expect our suppliers of goods and services to share our commitment to social responsibility and ethical conduct.

The Board of Directors establishes the Company’s philosophy on environmental, social and governance (“ESG”) activities, and execution of the Company’s ESG strategy is overseen by the Audit Committee. Our other Board committees also oversee discrete sustainability matters from a strategic and risk perspective. For example, the Human Capital and Compensation Committee discusses people, diversity and inclusion and stewardship outreach to stockholders, and the Nominating and Corporate Governance Committee oversees the Company’s Code of Conduct, board governance and stockholder rights.

On a management level, ESG efforts are led by an Executive Steering Committee led by our CEO. These activities are carried out by resources in each of our plant facilities under the direction of our Global Director of Employee Health & Safety, Corporate Social Responsibility and Sustainability.

18  |  Superior Industries International, Inc.

Corporate Governance Principles and Board Matters  •  Sustainability

Superior published its 2022 Sustainability Report in August 2022, detailing the Company’s ESG achievements and long-term goals, referencing Global Reporting Initiative Standards and the Sustainable Accounting Standards Board and UN Sustainable Development Group frameworks. Superior is a signatory to the UN Global Compact, demonstrating our commitment to support human rights, labor standards, environmental protection and the fight against corruption. We published our UN Global Compact Communication on Progress in June 2022. In addition, Superior participates in reporting for our global operations through EcoVadis and CDP in the categories of climate change and water security.

Based on a Materiality Assessment conducted in 2021 that obtained input from both internal and external stakeholders, Superior developed a four-pillar strategy for sustainability—People, Product, Planet and Process:

People:

Foster healthy, safe and inclusive work environments and communities

Committed to employee engagement and development through a culture of Excellence.

•	Achieved industry leading Total Recordable Incident Rate (TRIR), of 0.62, an improvement of 9% YoY, compared to the U.S. manufacturing sector 2021 average of 3.3

•	Raised and donated over $170,000 USD for refugee relief as a result of the war in Ukraine

•	Held our first Global Day of Understanding and launched our global Women’s Professional Resource Group (our first GLOBAL employee resource group)

Product:

Design, develop and deliver sustainable products for a carbon-neutral future

Committed to exceeding customer expectations via innovative products and technologies.

•	Through Superiors’ R4TM and R4ZEROTM initiatives, we develop low and zero CO2e products

•	A broad light-weighting and Aero technology portfolio, including our patented AluliteTM technology, helps meet our customers’ efficiency targets

•	Reduced carbon emissions from purchased aluminum by 21% since 2020 — significantly below the global average

Planet:

Minimize environmental impact

Committed to sustainable products and operations by reducing emissions, saving energy, and conserving natural resources in our operations.

•	Established goal to be carbon-neutral by 2039

•	All Superior facilities have implemented Environmental Management Systems that are ISO14001 certified

•	Increased use of renewable electricity from 57% in 2021 to 82% in 2022

•	Increased post-consumer recycled aluminum usage by 6x

•	Established targets to reduce energy consumption, water usage and waste per pound of aluminum shipped

Process:

Anchor our actions and governance with integrity

Committed to doing the right things in the right way.

•	100% of salaried employees completed annual Code of Conduct training

•	Superior conducts an annual global risk assessment

•	Approved suppliers must have a Code of Conduct that is consistent with Superior’s Code of Conduct

•	We seek opportunities to increase local sourcing of recyclable and sustainable materials

These four pillars guide how we interact with our employees, customers, stockholders and the communities in which we operate as we continue our journey towards greater sustainability.

2023 Proxy Statement  |  19

Compensation of Directors  •  General

DIRECTOR COMPENSATION

General

Superior uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Superior does not provide any perquisites to its non-employee Board members. The Board, through its Human Capital and Compensation Committee, annually reviews the compensation arrangements and compensation policies for non-employee directors, non-employee chair, lead directors and Board committee members. The Human Capital and Compensation Committee reviewed market data compiled by its executive compensation consultant to assist in assessing total non-employee director compensation. Our Human Capital and Compensation Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of Superior’s size and scope; (ii) compensation should align directors’ interests with the long-term interests of Superior’s stockholders; and (iii) the structure of the compensation should be clearly disclosed to Superior’s stockholders.

Our directors (other than Mr. Abulaban and Mr. Langford, who do not receive compensation for their service on the Board) received the following annual compensation for service in 2022, which is paid in cash and time-based restricted stock units (“RSUs”). The Board Chair receives an annual retainer of $150,000 and all other Directors receive an annual cash retainer of $60,000. In 2022, non-employee directors received the following additional annual compensation for service as committee members and committee chairs:

Committee	Additional Committee Membership Compensation ($)	Additional Committee Chair Compensation ($)
Audit	12,000	3,000
Human Capital and Compensation	8,000	2,000
Nominating and Governance	6,000	4,000

In addition to the annual retainer, an annual grant of RSUs is typically made on or near the date of each annual meeting of stockholders of the Company and vests one year following the grant date. On April 28, 2022, non-employee directors, other than Mr. Langford, were granted 30,303 RSUs, which had a grant date fair value of $100,000. Non-employee directors do not receive additional forms of remuneration, including perquisites or benefits, but are reimbursed for their expenses in attending meetings. No cash fees are payable for attendance at Board or committee meetings.

As of December 31, 2022, each director has 30,303 unvested RSUs, with the exception of Mr. Langford, who does not have any RSUs. The Board has adopted an amended and restated stock ownership policy (the “Stock Ownership Policy”) for members of the Board. The Stock Ownership Policy requires each non-employee director to own shares of Superior’s common stock having a value equal to at least three times the non-employee director’s annual cash retainer, with a three-year period to attain that ownership level. For 2022, all non-employee directors were in compliance with the Stock Ownership Policy. Mr. Langford is not subject to the Stock Ownership Policy. TPG generally prohibits trading in the stock of a company in which its funds have an active investment.

20  |  Superior Industries International, Inc.

Compensation of Directors  •  2022 Total Compensation

2022 Total Compensation

The table below shows the cash and equity compensation paid to each non-employee director in 2022:

Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Raynard D. Benvenuti	74,000	100,000	174,000
Michael R. Bruynesteyn	79,333	100,000	179,333
Richard J. Giromini	78,000	100,000	178,000
Paul J. Humphries	82,000	100,000	182,000
Ransom A. Langford(3)	—	—	—
Timothy C. McQuay	150,000	100,000	250,000
Ellen B. Richstone	81,000	100,000	181,000
(1)

For a description of the annual non-employee director retainer fees and retainer fees for chair positions and for service as Board Chair, see the disclosure above under “Compensation of Directors – General.”

(2)

Reflects the aggregate grant date fair value of RSUs granted to each non-employee director computed in accordance with FASB ASC 718 and based on the fair market value of Superior’s common stock on the date of grant. All such RSUs vest in full on the anniversary of the grant date. As of the last day in fiscal year 2022, each of our non-employee directors held 30,303 unvested RSUs, with the exception of Mr. Langford.

(3)	Mr. Langford does not receive compensation from the Company for his service on the Board or any committees of the Board.

2023 Proxy Statement  |  21

Proposal No. 2  •  Introduction

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE SUPERIOR INDUSTRIES INTERNATIONAL, INC. 2018 EQUITY INCENTIVE PLAN, AS AMENDED

Introduction

The Superior Industries International, Inc. 2018 Equity Incentive Plan (the “2018 Equity Plan”) was approved by our stockholders on May 7, 2018. The first amendment to the 2018 Equity Incentive Plan was approved by stockholders on May 25, 2021 (the “First Amendment”).

The long-term incentives we offer employees pursuant to the 2018 Equity Plan have been an effective compensation component enabling us to attract and retain highly-qualified employees and non-employee directors and the 2018 Equity Plan has provided an incentive that aligns the economic interests of plan participants with those of our stockholders. The 2018 Equity Plan originally authorized the issuance pursuant to equity-based incentive compensation awards, of up to 4,350,000 shares of our common stock. The First Amendment to the 2018 Equity Plan authorized an additional 2,000,000 shares of our common stock. As of March 23, 2023, the record date for the Annual Meeting, there were approximately 70,483 shares of our common stock remaining available for further issuance of future grants under the 2018 Equity Plan.

The Human Capital and Compensation Committee has authorized and the Board has approved the amendment and restatement of the 2018 Equity Plan, as amended by the First Amendment, in the form of the Superior Industries International, Inc. 2018 Equity Incentive Plan, amended and restated as of May 17, 2023 (the “Proposed Plan”), subject to approval by the Company’s stockholders, primarily to increase the number of shares of our common stock available for issuance pursuant to awards granted thereunder by 3,400,000 shares, subject to the share counting rules and adjustment provisions described below. If the Proposed Plan is approved by stockholders, it will succeed the 2018 Equity Plan and the First Amendment, will be effective as of the day of the Annual Meeting, and future grants will be made on or after such date under the Proposed Plan. If the Proposed Plan is not approved by our stockholders, then it will not become effective, no awards will be granted under the Proposed Plan, and the 2018 Equity Plan and First Amendment will continue in accordance with their terms as previously approved by our stockholders. The full text of the Proposed Plan is attached as Appendix B.

The Board believes that approval of the Proposed Plan is necessary and desirable and will enable the Company to continue to provide market competitive total compensation opportunities to eligible employees, consultants, and non-employee directors.

Principal Changes in the Proposed Plan from the 2018 Equity Plan and First Amendment

The principal changes in the Proposed Plan are summarized as follows:

•	Increase in Pool of Shares Authorized for Issuance. Total cumulative shares that may be issued under the Proposed Plan would be increased by 3,400,000 shares.

•

Increase in Incentive Stock Option Limit. The Proposed Plan correspondingly increases the limit on shares that may be issued or transferred upon the exercise of incentive stock options granted under the Proposed Plan, during its duration (as described below), by 3,400,000 shares.

•

Revised Delegation Provisions to Reflect Recent Delaware Law Changes. The Proposed Plan revises the provisions regarding the ability of the Board or the Committee to delegate equity grant authority to a subcommittee or one or more officers to conform to changes implemented in the Delaware General Corporation Law in 2022 (essentially allowing officers to set the terms of delegation awards).

22  |  Superior Industries International, Inc.

Proposal No. 2  •  Principal Changes in the Proposed Plan from the 2018 Equity Plan and First Amendment

•

Revised Tax Withholding Provisions to Permit Withholding Up To Maximum Statutory Amounts. The Proposed Plan revises the tax withholding provisions to allow for share withholding for tax withholding purposes up to maximum permissible amounts, rather than capping such amounts at statutory minimum amounts.

•	Extended Plan Term. The Proposed Plan extends its term until the 10th anniversary of the date of stockholder approval of the Proposed Plan.

The Proposed Plan will continue to incorporate the following compensation best practices:

•

No Liberal Share Recycling Provisions. Only applicable shares regarding awards that expire, or are forfeited, cancelled, unearned in full or settled in cash will again be available for issuance under the Proposed Plan. The following shares will not be added back to the aggregate plan reserve: (i) the number of shares with respect to which an award is granted (except as previously noted); (ii) shares not issued or delivered as a result of the net settlement of an outstanding option or Stock Appreciation Right (“SAR”), (iii) shares used to pay the exercise price or withholding taxes related to an outstanding option or SAR, (iv) shares repurchased on the open market with the proceeds of the exercise price of an option, or (v) shares surrendered, withheld or otherwise used to cover taxes due upon the vesting of an award.

•

No Repricing. Repricing of stock options and SARs (including reduction in the exercise price of stock options or replacement of an award with cash or another award type) is prohibited without prior stockholder approval.

•

Option Exercise Price. The exercise price of stock options and SARs may not be less than 100% of fair market value on the date of grant, except for stock options and SARs assumed in connection with the acquisition of another company.

•

Limitation on Amendments. No material amendments to the Proposed Plan can be made without stockholder approval as required by applicable NYSE rules, such as any such amendment that would materially increase the number of shares reserved or the per-participant award limitations under the Proposed Plan, or that would diminish the prohibitions on repricing stock options or SARs granted under the Proposed Plan.

•	Compensation Recovery Policy. Awards under the Proposed Plan are subject to “clawback” compensation recovery policies adopted by our Board from time to time.

When considering the number of shares to add to the Proposed Plan, the Human Capital and Compensation Committee reviewed, among other things, the potential dilution to the Company’s current stockholders. The Human Capital and Compensation Committee anticipates that the 3,400,000 additional shares requested for the Proposed Plan (together with the shares available for new award grants under the 2018 Equity Plan and First Amendment as of March 23, 2023 and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards) will provide the Company with flexibility to continue to grant equity awards under the Proposed Plan through about 2025. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants from year-to-year may change based on a number of variables, including, without limitation, the value of our common stock, changes in compensation practices, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, the need to attract, retain and incentivize key employees, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards. The Human Capital and Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the Proposed Plan while minimizing stockholder dilution.

Update as of March 23, 2023

As of March 23, 2023, there were approximately 28,025,422 shares of our common stock outstanding, and there were 1,796,843 shares of our common stock outstanding subject to outstanding awards (approximately 6.4% of our outstanding shares of our common stock, reflecting simple dilution). The total shares subject to awards include 1,796,843 outstanding Full Value Awards – both time-based RSUs and performance-based RSUs based on target performance (approximately 6.4% of outstanding shares).

2023 Proxy Statement  |  23

Proposal No. 2  •  Principal Changes in the Proposed Plan from the 2018 Equity Plan and First Amendment

As of March 23, 2023, there are 70,483 shares of our common stock available for future awards under the 2018 Equity Plan, or approximately 0.3% of outstanding shares of common stock. There are no available shares under any other equity plan. The 70,483 available shares under the 2018 Equity Plan plus the 1,796,843 shares subject to outstanding awards represents a current overhang percentage of ~6.7%.

The proposed 3,400,000 additional shares of our common stock available for awards under the Proposed Plan, represent approximately ~12.1% of our outstanding shares of common stock. This reflects simple dilution if the Proposed Plan is approved. The 1,708,858 total shares of our common stock subject to outstanding awards, plus the 70,483 shares of our common stock that remain available, plus the 3,400,000 additional shares, represent an approximate total overhang of 5,267,326 shares (approximately 15.8% reflecting the total fully diluted overhang).

Our restated articles of incorporation authorize the issuance of 100,000,000 shares of common stock. There were 28,025,422 shares of our common stock issued and outstanding as of March 23, 2023, the record date for the Annual Meeting, and the closing price of a share of our common stock as of that date was $5.43.

The following table summarizes information regarding stock settled, time-vested equity awards, and performance-based equity awards earned, over the last three fiscal years:

	2020	2021	2022
Stock Options/SARs Granted	0	0	0
Stock-Settled Time-Vested Restricted Shares/Units Granted	763,674	411,291	515,491
Stock-Settled Performance-Based Shares/Units Earned	245,713	193,778	719,659
Weighted-Average Basic Common Shares Outstanding	25,498,000	25,995,000	26,839,000	3-Year Average
Weighted Average Basic Share Usage Rate	3.96%	2.33%	4.60%	3.63%

The increase in our burn rate in 2022 was due, in large part, to the settlement of 2019 CEO Inducement PSUs and 2019 Non-CEO PSUs. As of December 31, 2022, our stock price was $4.22 and $5.43 as of March 23, 2023.

We believe our future success continues to depend in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Proposed Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use stock-based awards to recruit and compensate our employees and directors. The use of stock as part of our compensation program is also important because equity-based awards continue to be an essential component of our compensation program for key employees, as they help link compensation with long-term stockholder value creation and reward participants based on service and/or performance. If the Proposed Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our stockholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

The Human Capital and Compensation Committee believes that it has demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute stockholders’ equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Summary of the Proposed Plan

The material features of the Proposed Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Proposed Plan, which is attached to this Proxy Statement as Appendix B. Please refer to Appendix B for the complete description of the terms of the Proposed Plan.

24  |  Superior Industries International, Inc.

Proposal No. 2  •  Summary of the Proposed Plan

Plan Purpose. The Proposed Plan is intended to advance the interests of our stockholders by encouraging officers, directors, employees and certain consultants to acquire an ownership interest in the Company, enable the Company to attract, motivate and retain qualified individuals to serve as officers, directors, employees and consultants through opportunities for equity participation in the Company, reward those individuals who contribute to the achievement of our financial and strategic business goals and create long-term stockholder value through equity-based compensation.

The Company believes that equity is a key element of the Company’s compensation package because equity awards encourage loyalty to the Company and align the interests of officers, directors, employees and consultants directly with those of the Company’s stockholders. The Proposed Plan will allow the Company to continue to provide these individuals with equity incentives that are competitive with those companies with which the Company competes for talent. Without the approval of the Proposed Plan, the Company will not, without stockholder approval, be able to meet its future anticipated needs for stock incentive awards.

Administration. The Proposed Plan is administered by the Human Capital and Compensation Committee of our Board, also referred to as the administrator. However, our full Board of Directors may at any time act on behalf of the Human Capital and Compensation Committee and serve as the administrator. The administrator has the authority to select participants under the Proposed Plan, determine terms and conditions of awards, interpret the provisions of the Proposed Plan, to make, change and rescind rules and regulations relating to the Proposed Plan, and to change or reconcile any inconsistency in any award or agreement covering an award. To the extent consistent with applicable law, the Board has discretion to delegate its authority under the Proposed Plan to a sub-committee of the Board or to one or more executive officers (with respect to awards to participants other than executive officers) or, in connection with nondiscretionary administrative duties, to other parties as it deems appropriate.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Proposed Plan prohibits the administrator from repricing any outstanding “underwater” stock option or SAR without prior approval of our stockholders. For these purposes, “repricing” includes amending the terms of an underwater option or SAR to lower the exercise price, canceling an underwater option or SAR and granting exchanges.

Eligible Participants. The Human Capital and Compensation Committee may grant awards to any employee, officer, consultant or non-employee director of the Company or its affiliates. The selection of participants will be based upon the Human Capital and Compensation Committee’s determination that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. The number of eligible participants in the Proposed Plan varies from year to year. As of March 23, 2023, there were approximately 7,700 persons employed by or otherwise in the service of the Company, including seven executive officers and seven non-employee directors, who would be eligible to receive awards under the Proposed Plan at the discretion of the administrator. Although not necessarily indicative of future grants, approximately 41 of our employees, officers and non-employee directors are expected to be granted awards under the Proposed Plan. The basis for participation in the Proposed Plan by eligible persons is the selection of such persons for participation by the Human Capital and Compensation Committee (or its proper delegate) in its discretion.

To assure the viability of awards granted to participants employed or residing in foreign countries, the Human Capital and Compensation Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Human Capital and Compensation Committee may approve such supplements or amendments to, or subplans of, the Proposed Plan as it determines is necessary or appropriate for such purposes. Any such supplement, or amendment or subplan that the Human Capital and Compensation Committee approves for purposes of using the Proposed Plan in a foreign country will not affect the terms of the Proposed Plan for any other country.

Available Shares. Subject to adjustment as described in the Proposed Plan, plus the Proposed Plan share counting rules, the number of shares of our common stock authorized under the Proposed Plan is 9,750,000,

2023 Proxy Statement  |  25

Proposal No. 2  •  Summary of the Proposed Plan

which consists of 3,500,000 shares approved in 2008, 850,000 shares approved in 2013, 2,000,000 shares approved in 2021, and an additional 3,400,000 shares to be approved in 2023. Of these shares, we expect that only 3,470,483 shares will be available for new grants under the Proposed Plan, subject to its share counting rules. This pool of shares may be used for all types of equity awards available under the Proposed Plan. If the proposed amendment is approved, all shares available for issuance under the Proposed Plan may be issued in the form of full-value awards, as described in more detail below. The shares of common stock covered by the Proposed Plan are authorized but unissued shares or shares currently held (or subsequently acquired) by the Company as treasury shares.

Shares of common stock that are issued under the Proposed Plan or that are potentially issuable pursuant to outstanding awards will reduce the maximum number of shares remaining for issuance under the Proposed Plan by one share for each share issued or issuable pursuant to an Award.

In general, if an award granted under the Proposed Plan expires, is canceled, is unearned in full or terminates without the issuance of shares, or if shares are forfeited under an award, then such shares will again be available for issuance under the Proposed Plan.

Types of Awards

Awards under the Proposed Plan may include stock options, SARs, restricted stock, restricted stock units, performance awards and other stock-based awards. The Human Capital and Compensation Committee may grant any type of award to any participant who is an employee, and only employees of the Company and our subsidiaries may receive grants of incentive stock options. As described in the Proposed Plan, awards granted under the Proposed Plan are generally subject to a one-year minimum vesting or performance period, provided that the Human Capital and Compensation Committee can permit acceleration of vesting, including in the event of a participant’s death, disability, retirement or a change in control. The Human Capital and Compensation Committee can grant awards covering no more than 5% of the total shares authorized for issuance under the Proposed Plan without respect to the minimum vesting requirement.

Stock Options. The Human Capital and Compensation Committee may grant to a participant options to purchase our common stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the number of shares, exercise price, vesting periods, and other conditions on exercise, will be determined by the administrator.

The per share exercise price for stock options will be determined by the administrator in its discretion but may not be less than the fair market value of the common stock on the date when the stock option is granted (apart from substitute awards as described in the Proposed Plan). Stock options must be exercised within a period fixed by the administrator that may not exceed ten years from the date of grant.

At the administrator’s discretion, payment for shares of common stock on the exercise of stock options may be made in cash, in shares of common stock held by the participant (including by attestation), by withholding a number of shares otherwise deliverable upon exercise of the option, or in any manner acceptable to the administrator (including one or more forms of broker-assisted “cashless” exercise).

Stock Appreciation Rights. The administrator may grant to a participant an award of SARs, which entitles the participant to receive, upon its exercise, a payment equal to (i) the excess of the fair market value of a share of common stock on the exercise date over the SAR exercise price, times (ii) the number of shares of common stock with respect to which the SAR is exercised. The payment upon exercise of a SAR may be made in cash, shares of common stock, or any combination thereof, as approved by the administrator in its sole discretion.

The per share exercise price of a SAR will be determined by the administrator in its discretion, but may not be less than 100% of the fair market value of one share of our common stock on the date when the SAR is granted (apart from substitute awards as described in the Proposed Plan). SARs must be exercised within the period fixed by the administrator that may not exceed ten years from the date of grant.

26  |  Superior Industries International, Inc.

Proposal No. 2  •  Summary of the Proposed Plan

Restricted Stock and Restricted Stock Units. The administrator may award to a participant shares of common stock subject to specified restrictions (“restricted stock”). Shares of restricted stock are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified vesting period and/or attainment of specified Company performance objectives over a specified performance period.

The administrator may also award to a participant restricted stock units (“RSUs”), each representing the right to receive in the future, in cash and/or shares of our common stock as determined by the administrator, the fair market value of a share of common stock subject to the achievement of one or more goals relating to the completion of a specified period of service by the participant and/or the achievement of specified performance or other objectives.

Other Stock-Based Awards. The administrator may make grants of other stock-based awards to participants and may determine the terms and conditions of such awards, consistent with the Proposed Plan.

Performance Awards. Any option, SAR, award of restricted stock or RSUs or other stock-based award may be granted with performance-based vesting conditions.

Dividend and Dividend Equivalents. The administrator may provide for the payment of dividends or dividend equivalents on restricted stock awards, other stock-based awards or RSUs under the Proposed Plan. Dividends and dividend equivalents are not permitted in connection with stock options and SARs. Dividends, distributions and comparable dividend equivalents paid with respect to unvested awards will be subject to the same restrictions as the underlying awards and will only be paid if and when the awards vest.

Transferability

Awards generally are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death. However, participants may make limited transfers in connection with qualified domestic relations orders or certain gifts to immediate family members or related trusts or foundations. Transfers of awards for value are not permitted.

Adjustments

The number and kind of shares authorized for grant under the Proposed Plan, the award limits, the number and kind of shares covered by each outstanding award, and the per share exercise price of each such option or SAR, plus all other award terms, will be equitably adjusted in connection with any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend, or any other increase or decrease in the number of shares of common stock effected without receipt of consideration by the Company, other than a conversion of convertible securities. In addition, in the event of any such transaction or event or in the event of a change in control of the Company, the administrator may provide in substitution for any or all outstanding awards under the Proposed Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the tax code. Options or SARs with an exercise price greater than the consideration offered in connection with any such transaction or event or change in control may be cancelled without any payment to the person holding such option or SAR. The administrator shall make such adjustments as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and its determination in that respect shall be final, binding and conclusive.

Change in Control of the Company

If a change in control of our Company occurs that involves a corporate transaction, the consequences will be as described in this section unless the administrator provides otherwise in an applicable employment, retention, change in control, severance, award or similar agreement.

2023 Proxy Statement  |  27

Proposal No. 2  •  Summary of the Proposed Plan

The successor or purchaser in the change in control transaction may assume an award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the award it is replacing. If the awards are not so assumed or replaced, then, as of the date of the change in control, (i) each outstanding stock option or SAR will become fully vested and exercisable; (ii) all service-based restrictions and conditions on any outstanding awards will lapse; and (iii) performance-based awards will be deemed to have been earned as of the date of the change in control based upon an assumed achievement of all relevant performance goals at the target level.

If an award is continued, assumed or substituted by the successor or purchaser in the change in control, and if, within two years after the effective date of the change in control, a participant’s employment is terminated without cause or the participant resigns for good reason, then as of the date of employment termination, (i) all of that participant’s outstanding options and SARs will become fully vested and exercisable, (ii) all service-based vesting restrictions on his or her outstanding awards will lapse, and (iii) the payout level under all of that participant’s performance-based awards will be deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level.

For purposes of the Proposed Plan, the default definition is that a change in control generally occurs if (i) a person or group acquires 50% or more of the Company’s outstanding voting power, (ii) certain significant changes occur to the composition of the Company’s board of directors, (iii) a sale of all or substantially all of the Company’s assets occurs, or (iv) a corporate merger or consolidation of the Company is consummated (unless our voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the surviving entity immediately after the transaction).

Amendment and Termination

The Board may at any time amend, suspend or terminate the Proposed Plan, but no such action may be taken that adversely affects in any material way any award previously granted under the Proposed Plan without the consent of the participant, except for amendments necessary to comply with applicable laws or stock exchange rules. In addition, no material amendment of the Proposed Plan may be made without stockholder approval if stockholder approval is required by law, regulation or stock exchange rules, and no “underwater” option or SAR may be repriced in any manner (except for anti-dilution adjustments) without prior stockholder approval (see “Administration” above). In no event may any awards be made under the Proposed Plan after May 17, 2033.

Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the Proposed Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Plan participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) we will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) if the disposition is a taxable sale or exchange, the amount of gain realized. Also in that case, we will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

28  |  Superior Industries International, Inc.

Proposal No. 2  •  Summary of the Proposed Plan

Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the Proposed Plan will not recognize any income for federal income tax purposes on the grant of the option.

Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income.

Stock Appreciation Rights. A participant who is granted SARs will normally not recognize any taxable income on the receipt of the SARs. Upon the exercise of a SAR, the participant will recognize ordinary income equal to the amount received (the difference between the fair market value of one share of our common stock on the date of exercise and the exercise price per share of the SAR, multiplied by the number of shares as to which the SAR is being exercised).

Restricted Stock. A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Code to include in income the fair market value of the restricted stock as of the date of such grant. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Restricted Stock Units. A participant will normally not recognize taxable income upon an award of RSUs, but will generally recognize ordinary income at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.

Performance Awards. Any option, SAR, award of restricted stock, award of restricted stock units or other stock-based award may be granted with performance vesting conditions. The federal income tax effects of such a performance award would be generally the same as described above for that type of award.

Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or affiliate for which the participant performs services will generally be entitled to a corresponding federal income tax deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Code Section 280G and is not disallowed by the $1,000,000 limitation on certain executive compensation under Code Section 162(m).

Deferred Compensation Limitations. If an award is subject to Section 409A of the Code, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described and could result in the imposition of additional taxes and penalties. Awards granted under the Proposed Plan are designed to be exempt from the application of Code Section 409A. RSUs, whether or not performance-based, granted under the Proposed Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption. If not exempt, such awards must be specially designed to meet the requirements of Code Section 409A in order to avoid early taxation and penalties.

Other Considerations. Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Code Section 280G to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

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Proposal No. 2  •  Summary of the Proposed Plan

Other Terms

Awards will be subject to withholding taxes and clawback requirements, as well as whistleblower protections, as further described in the Proposed Plan.

Benefits to Directors, Named Executive Officers and Others

Awards under the Proposed Plan are made at the discretion of the administrator. Accordingly, other than the awards of RSUs and PRSUs set forth in the table below that are expected to be made after our stockholders’ approval of the Proposed Plan, future awards, including the identity of the employees and non-employee directors who will receive awards and the dollar value and number of shares of common stock subject to the awards, under the Proposed Plan are not yet determinable. The dollar value of the contingent awards is based on the closing price of our common stock on March 1, 2023.

New Plan Benefits Superior Industries International, Inc. 2018 Equity Incentive Plan, as amended and restated
Name and Position	Dollar Value ($)	Number of Units(1)
Majdi Abulaban	2,550,000	448,155
Tim Trenary	688,500	121,002
Parveen Kakar	475,860	83,631
All Current Executive Officers as a Group (7 persons)	5,460,426	959,653
All Current Non-Employee Directors as a Group (7 persons)	600,000	TBD

(1)

This column corresponds to the number of RSUs and PRSUs (assuming target performance levels) expected to be awarded after stockholder approval of the Proposed Plan. Each RSU would vest in approximately three equal installments and, subject to the achievement of certain performance conditions, each PRSU will vest in full at the end of the three year performance period.

30  |  Superior Industries International, Inc.

Proposal No. 2  •  Summary of the Proposed Plan

Aggregate Awards Granted Under the 2018 Equity Plan from Plan Inception

The following table lists each person named in the Summary Compensation Table, all director nominees, all current executive officers as a group, all current directors (other than executive officers) as a group, each associate of the foregoing persons, each other person currently providing services to the Company who received or is to receive at least five percent of the shares granted or issued under the 2018 Equity Plan, and all current employees of the Company (other than executive officers) as a group, indicating, as of March 23, 2023, the aggregate number and weighted average exercise price of options granted under the 2018 Equity Plan, time-based restricted stock and restricted stock units, and performance based restricted stock and restricted stock unit awards awarded under the 2018 Equity Plan to each of the foregoing since the inception of the 2018 Equity Plan. The number of shares subject to outstanding performance based restricted stock or unit awards is presented based on achieving the target level of performance. The following table does NOT include RSUs and PRSUs that are contingent on stockholder approval of the Proposed Plan.

NAME AND PRINCIPAL POSITION	OPTION GRANTS		TIME-BASED RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS	PERFORMANCE BASED RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
	Option Shares Granted Under The 2018 Equity Plan From Plan Inception	Weighted Average Exercise Price ($)	Shares of Time-Based Restricted Stock and Restricted Stock Units Awarded under 2018 Equity Plan From Plan Inception	Shares of Performance- Based Restricted Stock and Restricted Stock Units Awarded under 2018 Equity Plan From Plan Inception

Named Executive Officers
Majdi Abulaban	0	0	601,404	1,202,808
Tim Trenary	0	0	125,990	251,981
Parveen Kakar	38,000	17.45	204,068	331,453

Directors and Director Nominees
Timothy C. McQuay	0	0	109,707	0
Raynard Benvenuti	0	0	65,880	0
Michael R. Bruynesteyn	0	0	96,738	0
Richard J. Giromini	0	0	82,659	0
Paul Humphries	0	0	100,707	0
Ransom A. Langford	0	0	0	0
Ellen B. Richstone	0	0	93,791	0
All Current Executive Officers as a Group (7 persons)	38,000	17.45	1,080,132	2,083,584
All Current Non-Employee Directors as a Group (7 persons)	0	0	549,482	0
All Current Employees Other than Executive Officers as a Group	605,000	17.15	393,360	565,125

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

2023 Proxy Statement  |  31

Proposal No. 2  •  Recommendation of the Board

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares under the Proposed Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Proposed Plan by our stockholders.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the approval of the Proposed Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table contains information about securities authorized for issuance under Superior’s equity compensation plans as of December 31, 2022. The features of these plans are described in Note 17, “Stock-Based Compensation” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 2, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuances under equity compensation plans (#)
Equity Compensation Plans approved by security holders(1)	3,219,900	5.68	156,048
(1)

Includes information for the 2018 Equity Plan. The 2018 Equity Plan currently provides that a total of 6,350,000 full value awards granted under the 2018 Equity Plan can be settled in shares of our common stock. Any other full value awards in excess of this total would be settled in cash. As of December 31, 2022, 2,974,052 full value awards granted under the 2018 Equity Incentive Plan have settled in shares of our common stock and 3,375,948 additional full value awards may be settled in shares of our common stock. If the Proposed Plan is approved by stockholders, the total number of full value awards provided under the Plan will increase from 6,350,000 to 9,750,000.

32  |  Superior Industries International, Inc.

Proposal No. 3  •  Executive Compensation Program Best Practices

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Superior provides its stockholders, pursuant to Section 14A of the Exchange Act, with the opportunity to cast an annual advisory vote on executive compensation (a “Say-on-Pay” proposal). At Superior’s 2022 annual meeting of stockholders, approximately 92% of the votes cast on the Say-on-Pay proposal were voted in favor of the compensation of Superior’s named executive officers (“NEOs”). Our executive compensation program follows the best practices discussed beginning on page 41 in the “Narrative Disclosure Regarding Compensation,” some of which are summarized as follows:

Executive Compensation Program Best Practices

✓

Significant Variable Pay: Variable compensation comprised approximately 72% of the target total direct compensation of our Chief Executive Officer and, on average, approximately 71% of the target total direct compensation for our other NEOs for fiscal year 2022, in accordance with our pay for performance philosophy.

✓

Alignment of Executive Pay with the Stockholder Experience: Our overall compensation design comprises a significant portion of executive pay in the form of equity, a large part of which is performance-related, so that our executives’ realized pay parallels the stockholder experience.

✓

Multiple Performance-Based Measures and Metrics: We use multiple performance measures that include short and long-term objectives to evaluate executive performance. Our incentive plans are performance-based and have appropriate caps on payouts.

✓

Stock Ownership and Holding Requirements: We have meaningful stock ownership requirements for our directors and officers to ensure they have personal financial interests strongly aligned with those of our stockholders. Until directors and officers are in compliance with such requirements, they generally must hold 100% of shares already owned by them and 100% of shares acquired by them, including net shares acquired upon vesting or exercise of equity awards.

✓	No Repricing: Our outstanding stock options cannot be repriced, reset or exchanged for cash without stockholder approval.

✓

Anti-Hedging and Anti-Pledging Policies: We prohibit Section 16 persons and designated insiders from engaging in hedging transactions involving Superior common stock or from pledging Superior securities in margin accounts or as collateral for a loan.

✓	Double Trigger: We require a double trigger (change in control and termination of employment) for accelerated vesting of equity upon a change in control.

✓	No “Liberal” Change in Control Definition: Our equity plan and change in control plan require the consummation of a change in control transaction to trigger any change in control benefits thereunder.

✓	Clawback: We have a formal clawback policy that applies to all incentive-based cash and equity compensation awards granted to any current or former executive officer of the Company.

✓	No Gross-Ups: We do not provide excise tax gross-up payments to our executives.

✓

Compensation Programs Designed to Reduce Risk: We have designed our compensation programs so that they do not encourage unreasonable risk taking. We monitor this by performing an annual compensation risk assessment.

✓	Regular Engagement with Stockholders: We regularly engage with our stockholders to strengthen our understanding of stockholder concerns, especially relating to executive compensation matters.

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Proposal No. 3  •  Executive Compensation Program Best Practices

The Human Capital and Compensation Committee will consider the results of future Say-on-Pay votes when making future compensation decisions for Superior’s named executive officers. The next Say-on-Pay vote is expected to be held at the 2024 annual meeting.

Superior’s executive compensation philosophy and practices emphasize pay-for-performance, with two-thirds of annual equity grants being subject to attainment of performance goals. Superior’s executive officers are compensated in a manner consistent with Superior’s strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the compensation of Superior’s named executive officers for the year ended December 31, 2022, including as described in the “Narrative Disclosure Regarding Compensation”, the compensation tables and related narratives.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board recommends a vote “FOR” the approval of the non-binding advisory resolution to approve executive compensation of the Company’s named executive officers for the year ended December 31, 2022.

34  |  Superior Industries International, Inc.

Proposal No. 4  •  Vote Required

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our named executive officers. In accordance with SEC rules, we provide stockholders the opportunity, pursuant to Section 14A of the Exchange Act, to vote on a non-binding, advisory basis, for their preference as to how frequently they will provide advisory votes in the future on the compensation of our named executive officers. Stockholders may vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution. At the 2017 annual meeting, stockholders expressed a preference for one year.

Our Board continues to believe that holding an annual advisory vote on executive compensation will provide stockholders the opportunity to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices, consistent with our practice of maintaining an ongoing dialogue with our stockholders.

As an advisory vote, this proposal is not binding on the Company. The Board and the Human Capital and Compensation Committee, however, value the opinions expressed by stockholders and will consider the outcome of the vote when making a decision on the frequency of conducting a Say on Pay vote. The next frequency vote is expected to be held at the 2029 annual meeting.

We are asking stockholders to vote on the following resolution:

RESOLVED, that the stockholders approve the “1 year” frequency option for the advisory vote on executive compensation.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If no frequency receives a majority vote, then the Company will consider the option that receives the highest number of votes cast to be the frequency recommended by stockholders. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board recommends a vote for “1 YEAR” on the frequency of the advisory vote on executive compensation.

2023 Proxy Statement  |  35

Proposal No. 5  •  General

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Superior is asking the stockholders to ratify the Audit Committee’s reappointment of Deloitte & Touche LLP (“Deloitte”) as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Neither the Company’s Articles of Incorporation nor the Bylaws require that stockholders ratify the appointment of Deloitte as the Company’s independent registered public accounting firm. However, we are requesting ratification because we believe it is a matter of good corporate practice. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment.

Deloitte has audited Superior’s consolidated financial statements annually since 2009. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Superior by its independent registered public accounting firm, Deloitte & Touche LLP, for professional services rendered for the years ended December 31, 2022 and December 31, 2021:

Fee Category (in Thousands)	Fiscal 2022 Fees	Fiscal 2021 Fees
Audit Fees	$2,726	$2,470
Audit-Related Fees	15	125
Tax Compliance/Preparation Fees	1,070	541
All Other Fees	—	—
Total Fees	$3,811	$3,136

Audit Fees. Consist of fees billed for professional services rendered for the integrated audit of Superior’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for the statutory audits for certain subsidiaries.

Audit-Related Fees. Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Superior’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required to support the integrated audit of Superior’s consolidated financial statements and its internal controls over financial reporting and consultations concerning financial accounting and reporting standards.

Tax Compliance/Preparation Fees. Consist of fees billed for professional services for tax compliance and preparation as well as tax advice and tax planning. The services comprising tax compliance and preparation include the preparation of original and amended tax returns and refund claims and tax payment planning.

All Other Fees. Consist of fees for professional services other than the services reported above.

The Audit Committee determined that all non-audit services provided by Deloitte were compatible with maintaining such firm’s audit independence.

36  |  Superior Industries International, Inc.

Proposal No. 5  •  Policy on Audit Committee

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required

Approval of this proposal requires (i) a majority of the shares represented and voting at the Annual Meeting at which a quorum is present and (ii) that shares voting affirmatively also constitute at least a majority of the required quorum. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte to serve as Superior’s independent registered public accounting firm for the fiscal year ending December 31, 2023. Proxies solicited by the Board will be voted for the proposal unless stockholders specify a contrary vote.

2023 Proxy Statement  |  37

Voting Securities and Principal Ownership  •  Beneficial Ownership Table

VOTING SECURITIES AND PRINCIPAL OWNERSHIP

The following table sets forth certain information with respect to beneficial ownership of Superior common stock as of March 23, 2023 for (i) the named executive officers (ii) each director and director nominee, (iii) all directors and executive officers as a group and (iv) all persons known to Superior to beneficially own 5% or more of Superior common stock.

Name and Address(1) of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Common Stock(1)(2)	Percentage of Total Voting Power(1)(2)

5% Beneficial Stockholders:

TPG GP A, LLC(3)	5,326,326	16.0%	16.0%

Mill Road Capital III, L.P.(4)	4,074,034	14.5%	12.2%

Directors

Timothy C. McQuay	117,707	*	*

Raynard Benvenuti	113,380	*	*

Michael R. Bruynesteyn	101,738	*	*

Richard J. Giromini	125,159	*	*

Paul Humphries	100,707	*	*

Ransom A. Langford(5)	—	*	*

Ellen B. Richstone	121,791	*	*

Named Executive Officers

Majdi B. Abulaban	1,432,906	5.1%	4.3%

Timothy Trenary	292,211	1.0%	*

Parveen Kakar	15,473	*	*

Directors and Executive Officers as a Group (13 persons)(5)	2,487,496	8.9%	7.5%

*	Less than 1%.
(1)

All persons have the Company’s principal office as their address, except as otherwise indicated. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of Superior’s common stock beneficially owned by them.

(2)

The percentage ownership of common stock is based on 28,025,422 shares of common stock outstanding as of March 23, 2023. The percentage of total voting power is based on 33,351,748 total votes represented by 28,025,422 shares of common stock outstanding and 5,326,326 shares of common stock underlying 150,000 shares of Series A Preferred Stock as of March 23, 2023. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. For the purpose of computing the number of shares beneficially owned, percentage ownership of common stock and voting power, derivative securities that are convertible into common stock are deemed to be outstanding and beneficially owned by the person holding such derivative securities but are not deemed to be outstanding for the purpose of computing beneficial ownership of any other person.

(3)

Represents shares of common stock underlying the 150,000 shares of Series A Preferred Stock held by TPG GP A, LLC (“TPG GP A”), which were convertible into common stock as of March 23, 2023. The information with respect to the holdings of TPG GP A is based solely on Amendment No. 2 to the Schedule 13D filed January 18, 2022 by TPG GP A, David Bonderman (“Bonderman”), James G. Coulter (“Coulter”) and Jon Winkelried (“Winkelried”). TPG GP A is the managing member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which holds 100% of the shares of Class B common stock which represents a majority of the combined voting power of the common stock of TPG Inc., a Delaware corporation (“TPG”),

38  |  Superior Industries International, Inc.

Voting Securities and Principal Ownership  •  Beneficial Ownership Table

which is the controlling stockholder of TPG GPCo, Inc., a Delaware corporation, which is the managing member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Operating Group I, L.P., a Delaware limited partnership, which is the sole member of TPG Growth GenPar III Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Growth GenPar III, L.P., a Delaware limited partnership, which is the general partner of TPG Growth III Sidewall, L.P., a Delaware limited partnership (“TPG Growth Sidewall”), which directly holds 150,000 shares of Series A Preferred Stock. Bonderman is Non-Executive Chairman and Director of TPG and officer, director and/or manager of other affiliated entities. Coulter is Executive Chairman and Director of TPG and officer, director and/or manager of other affiliated entities. Winkelried is Chief Executive Officer and Director of TPG and officer, director and/or manager of other affiliated entities. TPG GP A, Bonderman, Coulter and Winkelried each have shared power to dispose of 5,326,326 shares and shared power to vote 5,326,326 shares. TPG GP A’s address is c/o TPG Inc., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)

The information with respect to the holdings of Mill Road Capital III, L.P. (“Mill Road LP”) is based solely on Amendment No. 9 to the Schedule 13D filed September 28, 2022 by Mill Road LP, Mill Road Capital III GP LLC (“Mill Road GP”) and Thomas E. Lynch (”Lynch”) which disclosed that each of Mill Road LP and Mill Road GP has sole power to dispose of 4,074,034 shares and sole power to vote 4,074,034 shares and that Lynch has shared power to dispose of 4,074,034 shares and shared power to vote 4,074,034 shares. The address for these holders is c/o Mill Road Capital III L.P., 382 Greenwich Avenue, Suite One, Greenwich CT 06830.

(5)

Does not include shares of common stock underlying the Series A Preferred Stock held by TPG GP A as described in footnote 3 above. Mr. Langford is a partner of TPG, an affiliate of TPG GP A. Mr. Langford disclaims beneficial ownership of the shares of common stock beneficially owned by TPG GP A.

2023 Proxy Statement  |  39

Certain Relationships and Related Transactions  •  Review, Approval or Ratification of Transactions with Related Persons

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

As provided in its charter, the Audit Committee is responsible for the review, approval and ratification of related party transactions. As mandated by the Company’s Related Party Transactions Policy, Superior’s management is required to refer all related party transactions to the Audit Committee, including relationships and dollar values, for review and approval or ratification. Additionally, the Nominating and Corporate Governance Committee annually reviews any related party transactions involving a director when determining director independence.

The Related Party Transaction Policy defines “Related Party Transactions” as transactions between Superior and related parties in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest and any material amendment or modification to an existing Related Party Transaction regardless of whether such transaction has previously been approved in accordance with the policy. A “Related Party” is a director, executive officer, nominee for director or a person known to Superior to beneficially own 5% or more of Superior common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

No Related Party Transactions were identified in 2022.

Hedging Policy

Superior’s insider trading policy expressly prohibits Section 16 persons and designated insiders from engaging in hedging activities involving Superior common stock, such as collars, forward sales, equity swaps exchange funds or other similar arrangements. Superior’s employees who are not Section 16 persons or designated insiders are not restricted from entering into such arrangements.

40  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

EXECUTIVE COMPENSATION AND RELATED INFORMATION

NARRATIVE DISCLOSURE REGARDING COMPENSATION

Introduction and Executive Summary

This Narrative Disclosure on Compensation provides an overview of Superior’s executive compensation structure, including the key elements of our compensation programs applicable to our NEOs in 2022.

Our NEOs for 2022 are as follows:

Name	Title	With Superior Since

Majdi Abulaban	President, Chief Executive Officer and Director	May 2019
Timothy Trenary	Executive Vice President and Chief Financial Officer	September 2020
Parveen Kakar	Senior Vice President, Product Development, Sales & Marketing	June 1989

We seek to align our executive pay program with long-term stockholder value creation. A significant portion of executive pay is performance-based and subject to rigorous performance targets that we believe are important to our stockholders. Highlights of our 2022 executive compensation program include the following:

•

Annual Incentive Performance Plan (“AIPP”) performance measurement. Our AIPP plays an important role in our approach to total compensation. We believe it motivates participants to focus on improving our performance on key financial measures during the year because it requires that we achieve defined, objectively determinable goals before participants become eligible for an incentive payout.

•

2022 AIPP Payouts. The Company significantly exceeded our targeted objectives and achieved Adjusted EBITDA of $194 million in 2022 as compared to a target of $175 million Adjusted EBITDA, resulting in the funding of the 2022 AIPP bonus pool for our NEOs at 200% of target.

•

Long-Term Incentive Plan (“LTIP”) Performance Measures. In 2022, two-thirds of the LTIP awards we granted were performance restricted stock units (“PRSUs”) that can be earned based on our achievement of the following two performance measures as calculated over a three-year period:

As discussed in the “Long-Term Equity Incentive Compensation” section of this Proxy Statement, these performance targets were developed after a rigorous bottom-up financial analysis of our business.

For 2020-2022, our Relative TSR was +14%. Our relative TSR for 2020-2022 was +14%, which positioned Superior at the 65th percentile of our TSR comparator group, despite significant continued volume reductions and volatile OEM customer demand in both Europe and North America. The 2020-2022 performance measures for Cumulative EPS, Average ROIC and Relative TSR resulted in our executives earning 99.65% of their target performance share grant.

2023 Proxy Statement  |  41

Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

2022 Stockholder Engagement and the Role of Say on Pay

Superior is committed to proactive engagement, communication, and transparency with stockholders. At our 2022 annual meeting, we received support from approximately 92% of votes cast for our NEO compensation through the Say on Pay vote following specific actions we took to motivate and retain our executive team during the COVID-19 pandemic. Although we are pleased to have received this support, we continue to strive for higher approval for our compensation programs. To obtain our stockholders’ feedback, provide information about our specific programs, and reinforce our overall compensation philosophy, our Board Chair, Mr. McQuay, and Human Capital and Compensation Committee Chair, Mr. Humphries, led a stockholder outreach initiative in 2022. This stockholder engagement enabled us to listen to our stockholders and better understand issues, concerns and suggestions related to the conduct of our business, our executive compensation practices and the specific actions taken to motivate and retain our executive team.

During the stockholder outreach, Superior contacted our top 25 institutional stockholders owning approximately 50% of the institutionally held shares of our common stock. As part of this outreach, certain members of management, together with Mr. McQuay and Mr. Humphries, who participated in the majority of these meetings, engaged with our stockholders. We provided an open forum for each stockholder to discuss and comment on any aspect of our business, including our long-term business strategy, executive compensation programs, corporate governance practices, sustainability and other topics of interest to our stockholders. After this engagement with stockholders, we agreed to maintain an open dialogue with them regarding ongoing feedback they may have regarding any of these topics.

The table below is a summary of the feedback we received from our 2022 stockholder outreach on our executive compensation and governance strategy.

Topic	Stockholder Feedback	Superior Response

Equity Plan Amendment and Restatement	Stockholders expressed general support for Superior’s plan to request an increase in the common shares available for issuance under the 2018 Equity Plan. Some stockholders expressed that equity compensation should be primarily performance-based and should be used to incentivize management to deleverage the Company.	Superior discussed its intent to request additional shares under the 2018 Equity Plan to support further equity-based incentive compensation for its NEOs and directors to attract, motivate and retain key talent. Superior stated that it intends to continue to utilize more performance-based vs. time-based equity compensation. Superior also emphasized its focus on deleveraging the Company.

Compensation Metrics	Stockholders inquired whether the Board would consider new compensation metrics going forward. Specifically, some stockholders inquired about the Board’s perspective on Relative Total Shareholder Return (“TSR”) as a metric and about potentially introducing ESG-related metrics. Other stockholders expressed some concern that reporting on ESG-related metrics would be less robust than reporting on financial metrics.

Superior shared that the Board regularly considers the most appropriate metrics to be used for executive compensation and is guided by an evaluation of stockholder preferences, peer group practices, alignment with the Company’s strategic objectives and anticipated effectiveness of the metric. Superior stated that TSR provides strong alignment with stockholders, is preferred as a metric by many of the Company’s stockholders and is

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

Topic	Stockholder Feedback	Superior Response
employed by many of our peers. Superior discussed the significant progress the Company has made on ESG initiatives, including the Company’s R4TM Wheel initiative and the publication of our first Sustainability Report in 2022, but while not included in the incentive plan at this time, Superior will continue to consider the use of ESG in its incentive plans.

Executive Pay	Stockholders asked about the qualities of the Company’s executive pay compared to its peer group.	Superior shared that the Board recently revised the Company’s peer group, considering revenue and market capitalization as two key dimensions. Superior stated that the base pay of its NEOs is generally targeted at the median (with variation based on individual characteristics) of both Superior’s peer group and the survey conducted by the Company’s new compensation consultant.

Director Stock Ownership	Stockholders expressed a desire to see directors own more of the Company’s stock.	The Company shared that director compensation is established based on consideration of benchmarking data provided by the Company’s compensation consultant and that a significant portion of director compensation is equity-based.

Management and the Human Capital and Compensation Committee reviewed the feedback from stockholders in addition to the final 2022 Say on Pay vote results and believe there is continuing strong support for the overall design of the Company’s executive compensation programs and pay-for-performance philosophy. The Human Capital and Compensation Committee will continue to monitor the performance of Superior’s pay programs and make any changes as necessary in the overall context of Company performance. Based on Superior’s stockholder engagement efforts in 2022, the Company believes it has effectively listened to its stockholders, understands their viewpoints and is committed to courses of action that will drive long-term stockholder value. Based on these discussions, the Human Capital and Compensation Committee decided to retain the overall structure of our compensation program in 2022, adhering strictly to our pay-for-performance philosophy. This will continue to evolve based on stockholder feedback through continuous engagement.

Compensation Governance and Alignment with Stockholders

Superior’s executive compensation program is designed to attract, retain and motivate the leaders who drive successful results through execution of our business strategies. It seeks to balance achievement of targeted near-term results with long-term stockholder value through sustained execution. The Human Capital and Compensation Committee continues to monitor and review the compensation program against our financial performance and continues to monitor the market to ensure competitive and performance driven plans.

2023 Proxy Statement  |  43

Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

The table below is provided on a supplemental basis to help clarify for investors our view of the realized pay of our Chief Executive Officer in relation to the Summary Compensation Table reported pay information. As shown below, a significant portion of the CEO (and all NEO) compensation is determined based on Superior’s financial and operational performance. Further, the potential value of outstanding equity (which is the largest portion of pay for our NEOs) is determined based on stock performance, and is thereby directly linked to shareholder interests:

*	Reported Compensation includes actual salary received, target annual incentive, and grant date value of LTI award values (RSUs and PSUs).
**

Realizable Compensation includes actual salary received, actual annual incentive received, actual PSUs earned from FY 2020, target PSUs for FY 2021 and 2022, and number of RSUs granted. All equity is valued as of 12/31/2022 (price of $4.22).

2022 Compensation Program Overview

Compensation Philosophy and Objectives

Superior’s overall executive compensation program is based on rigorous, pre-established annual and long-term performance goals, accompanied by appropriate risk mitigation policies, which have continued to receive stockholder support. Our Human Capital and Compensation Committee considered the results of our 2022 stockholder advisory approval of NEO compensation as one of many factors in connection with the discharge of its responsibilities. We believe that we have maintained our compensation practices in a manner appropriate for a company of our size and stage of growth. We intend to continue engaging with our stockholders and reviewing our compensation and governance practices in the future.

The Human Capital and Compensation Committee believes that Superior’s NEOs should be paid in a manner that attracts, motivates and retains the best-available talent and rewards them for driving successful results. This philosophy is achieved through the base salary, AIPP and LTIP being targeted at the 50th percentile of the benchmark for each position, with adjustments made to reflect the relative skills, experience and past performance of the NEOs, their respective roles and responsibilities within the organization and judgments about the extent to which the NEOs can impact the company-wide performance and creation of stockholder value. Within this overall philosophy, our compensation programs are designed to:

•	Link executive compensation to Company performance

•	Align the financial interests of executive officers with those of stockholders by providing appropriate long-term, equity-based incentives and retention awards

•	Attract, retain and motivate a highly qualified executive leadership team

•	Focus our leadership team on increasing profitability and stockholder value

44  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

•	Motivate our leadership team to execute our long-term growth strategy while delivering consistently strong financial results

•	Emphasize a pay-for-performance culture by linking incentive compensation to short- and long-term performance goals

•	Offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions

•	Consider the compensation practices of our peer companies identified based on an objective set of criteria

To help achieve these goals, we believe compensation for executive officers should include the following components:

•	Base salary

•	Annual performance-based cash incentives

•	Long-term performance-based and time-based equity incentives

•	Severance and change-of-control termination benefits

•	Competitive health and welfare benefits

Compensation Risk Oversight

The Human Capital and Compensation Committee’s annual review and approval of our compensation philosophy and strategy includes the review of compensation-related risk management. The Human Capital and Compensation Committee believes that the following risk oversight and compensation design features described in greater detail elsewhere herein safeguard against excessive risk taking:

•	Executive bonus payouts are based on financial performance metrics that drive stockholder value and payouts are capped;

•

Equity awards for executive officers are also based on financial metrics that drive stockholder value and all equity awards have vesting requirements that align employees’ interests with stockholders’ interests; and

•	Superior maintains stock ownership guidelines as well as clawback provisions the further align executive and stockholder interests, mitigate risk and promote oversight.

Methodology for Establishing Compensation

In designing and administering the NEO compensation programs, the Human Capital and Compensation Committee attempts to strike a balance among the above elements, which are discussed in more detail below. The Human Capital and Compensation Committee considers the pay practices of comparable companies to determine the appropriate pay mix and compensation levels, as well as Superior’s own specific short and long-term strategic objectives. The following section describes the various methods the Human Capital and Compensation Committee uses in its design, administration and oversight of the compensation programs for the NEOs. The Human Capital and Compensation Committee has direct responsibility for making recommendations to the independent members of the Board regarding the approval, amendment or termination of Superior’s executive compensation plans and programs, and the annual compensation of our President and CEO.

The Human Capital and Compensation Committee is composed of four directors. Each member of the committee is independent, as determined by the Board and based on the New York Stock Exchange listing standards. Their independence from management allows the Human Capital and Compensation Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions. The Human Capital and Compensation Committee relies upon an independent executive compensation consultant to provide advice and ongoing recommendations regarding executive compensation programs and principles that are consistent with our business goals and pay philosophy. The Human Capital and Compensation Committee has the final authority to hire and terminate any consultant, as well as the responsibility to consider the independence of the consultant.

2023 Proxy Statement  |  45

Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

Setting Executive Pay (Benchmarking)

The Human Capital and Compensation Committee is responsible for recommending to the Board the annual compensation of our CEO. For the remaining NEOs and other executives, our CEO recommends compensation levels and specific components of compensation. The Human Capital and Compensation Committee reviews these recommendations and adjusts them as it deems appropriate before approving or recommending any changes to the CEO. Our human resources team supports the Human Capital and Compensation Committee in its work. In evaluating and determining target compensation levels for our NEOs, the Human Capital and Compensation Committee relies on data received from its independent compensation consultant and the Chief Human Resources Officer. The Human Capital and Compensation Committee typically reviews publicly available information disclosed by our peers (detailed below), in addition to third-party compensation surveys covering a wide array of public companies similar in revenue size to Superior, to obtain a general understanding of current compensation practices. These compensation surveys provide valuable data for subjective review and confirmation of the competitiveness of the compensation paid to the NEOs. The data also gives the Human Capital and Compensation Committee information concerning market pay practices regarding the pay mix among base salary, annual bonus and long-term incentives of companies in the industry that compete with us for executive talent. The Human Capital and Compensation Committee targets the compensation components at the 50th percentile range of the market data while taking into consideration the experience level and performance of each NEO. In addition, target compensation for specific executives can be above or below the market median based on the individual’s importance to the organization, the difficulty and cost of replacement, the expected future contribution to the organization, tenure at current position, and skill set relative to the external marketplace.

In 2022, the Human Capital and Compensation Committee engaged an executive compensation consultant to the committee, to assist it in evaluating the competitiveness of our executive compensation program. The compensation consultant performed an analysis using a comparable industry group with a median revenue range of $1.6 billion. Cooper Tire and SPX Flow were removed from the Peer Group following their acquisition and delisting as public companies, and Shiloh Industries was removed from the Peer Group due to bankruptcy. Based upon the recommendation of our compensation consultant, EnPro Industries and CIRCOR International were added to the benchmark peer group as replacements.

Company Name

CIRCOR International, Inc.

Cooper-Standard Holdings Inc.

Enerpac Tool Group Corporation

EnPro Industries, Inc.

Gentex Corporation

Gentherm, Inc.

Horizon Global Corporation

LCI Industries, Inc.

Modine Manufacturing Corp

Park-Ohio Holdings Corp.

Standard Motor Products, Inc.

Stoneridge, Inc.

The Timken Company

Visteon Corporation

2022 Target Annual Total Direct Compensation Mix

Base salary and annual and long-term incentive award opportunities are the core elements of our NEOs’ total direct compensation. A majority of each NEO’s total direct compensation opportunity is comprised of performance-based and at-risk pay. Our annual incentive awards and the performance-based component of our long-term incentive awards are considered performance-based pay, as the payout of these awards is dependent

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Executive Compensation and Related Information  •  Narrative Disclosure Regarding Compensation

on the achievement of specific performance goals. The time-based portion of our RSU awards is retentive while also aligning with Company performance, as the final value realized is based on the Company’s share price.

2022 Executive Compensation Components

Introduction – Elements of Pay

The following is a summary of the 2022 direct core compensation elements (base salary, annual incentive and long-term incentives) of our executive compensation program.

Element	Purpose	Performance Measure(s)	Fixed vs. Variable	Cash vs. Equity	Payout Range

Base Salary	Provide a competitive rate of pay to attract, motivate and retain executive officers of the Company	Individual performance, experience, time in position and critical skills	Fixed	Cash	n/a

AIPP	Align a portion of annual pay to a key element of performance for the year	AIPP Adjusted EBITDA	Variable	Cash	0-200% of AIPP target for our CEO and other NEOs

Performance- Based RSUs	Align executive pay with long-term stockholder interests through equity-based compensation tied to key performance metrics of the Company	LTIP Net Debt (50%)(1) Relative TSR (50%)(1)	Variable	Equity	0-200% of target number of shares; PRSU value fluctuates with stock price movement and performance against goals.

Time-Based RSUs	Directly align executive pay with long-term stockholder interests through equity-based compensation	Stock price alignment (3 yr. ratable vesting)	Variable	Equity	Value fluctuates with stock price movement

(1)	See “Long-Term Equity Incentive Compensation” for a description of how LTIP Net Debt and Relative TSR are calculated.

In addition, our NEOs were provided retirement benefits and certain other benefits. Descriptions of the individual elements of compensation are set forth below. The Human Capital and Compensation Committee considers market pay practices and whether the total compensation package is fair, reasonable and in accordance with the interests of our stockholders.

Base Salary

Base salary provides a fixed element of compensation that competitively rewards the executive’s skills, experience and contributions to Superior.

For NEOs other than the CEO, base salary adjustments are based on recommendations of the CEO to the Human Capital and Compensation Committee, taking into account the executive’s performance, scope of work, competitive benchmarks and Company performance. In setting 2022 salaries, our CEO and the Human Capital and Compensation Committee reviewed the analysis and findings of our independent compensation consultant. Base salaries for NEOs other than the CEO are generally adjusted when deemed necessary to meet market competition or when appropriate to recognize performance and increased responsibilities. For 2022, Mr. Trenary received a merit increase, as shown in the following table:

Officer Name	Date	Reason	Increase(%)	Salary($)

Majdi Abulaban	N/A	N/A	0.00	850,000

Timothy Trenary(1)	4/1/2022	Merit	4.08	510,000

Parveen Kakar	N/A	N/A	0.00	432,600

(1)	Mr. Trenary’s merit increase reflects his extensive leadership in guiding the Superior team during a time of high customer and industry volatility and his overall financial stewardship of the Company.

2023 Proxy Statement  |  47

Executive Compensation and Related Information  •  2022 Executive Compensation Components

Annual Incentive Compensation and Bonuses

We use annual incentive awards to motivate our CEO and other NEOs to achieve annual business results and create value for our stockholders. Annual incentive awards granted pursuant to the AIPP are expressed as a percentage of base salary and are designed to recognize and reward targeted financial performance. Attainment of the financial target may be adjusted based on an individual performance modifier that considers the individual’s performance rating under the Annual Performance Management Program, annual objectives and accomplishments. The Human Capital and Compensation Committee believes that this design, combining an objective, measurable financial goal with adjustments for individual performance, reinforces a Company culture that recognizes both team achievement and individual contributions.

The Human Capital and Compensation Committee selected AIPP Adjusted EBITDA for 2022 as the financial performance component because it is an objective measure of core Company performance, without considering matters such as interest income or expense, taxes, depreciation, amortization, restructuring and certain other costs, which generally do not relate to ongoing operational activities. The AIPP Adjusted EBITDA target for the AIPP was adopted after we conducted a rigorous bottom-up full range comprehensive business and financial planning analysis. The 2022 AIPP Adjusted EBITDA target of $175 million compared to the 2021 AIPP Adjusted EBITDA target of $170 million (and the actual achievement of $167 million Adjusted EBITDA in 2021) reflects continued reduced production volumes in the auto industry below pre-pandemic levels due to COVID-19, other subsequent supply chain shortages and the Ukraine Conflict affecting OEM production, as well as increased cost inflation.

As a result, the Human Capital and Compensation Committee approved a performance goal level that is designed to be achieved if we meet our business plan.

Under the AIPP for 2022, the target bonus percentages for the NEOs, with the exception of the CEO, ranged from 55% to 70% of base salary. For these NEOs, payout for financial metric performance can range from 0% to 200% of target, subject to the Human Capital and Compensation Committee’s business judgment assessment of the individual’s annual performance rating against pre-specified individual performance goals. The target bonus percentage for our CEO was 125% of base salary, based exclusively on Company financial performance, with payout ranging from 0% to 200% of target.

The following table illustrates the payout opportunities under the AIPP Adjusted EBITDA and individual performance components of the AIPP for 2022.

2022 AIPP Adjusted EBITDA Target ($)		% of AIPP Adjusted EBITDA Target	CEO and NEOs* Incentive as % of Target

Threshold	148,750,000	85	70

Target	175,000,000	100	100

Maximum	192,500,000	>110	200

Actual Performance	194,000,000	111	200

48  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  2022 Executive Compensation Components

In 2022, the Company achieved AIPP Adjusted EBITDA of approximately $194 million as compared to an AIPP Adjusted EBITDA target of $175 million. As a result, the 2022 AIPP bonus pool was funded at 200% of the target bonus pool amount. The following table shows the target award, AIPP Adjusted EBITDA performance multiplier, and amounts paid to the NEOs under the AIPP for 2022. The individual performance multiplier for our NEOs (other than the CEO) is not applicable as AIPP awards are capped at 200% of target.

Name	AIPP Target (% of Base Salary)	Target Award ($)	AIPP Adjusted EBITDA Performance Multiplier	Total Amount Earned ($)

M. Abulaban(1)	125	1,062,500	200	2,125,000

T. Trenary(2)	70	353,548	200	707,097

P. Kakar(3)	55	237,930	200	475,860

(1)	As the Company’s CEO, Mr. Abulaban Is not eligible for the individual performance multiplier.
(2)

Mr. Trenary achieved his performance objectives by providing exceptional financial stewardship and leading the extension of the Company revolving credit facilities and successful refinancing of the Company’s debt.

(3)

Mr. Kakar achieved his performance objectives by delivering the Company’s technology portfolio, growing premium products as a percentage of sales, and driving customer recoveries in both Europe and North America.

Long-Term Equity Incentive Compensation

The Human Capital and Compensation Committee has approved grants to our NEOs of annual long-term equity incentive awards that place a strong emphasis on pay for performance. Annual LTIP awards were approved on March 2, 2022, with two-thirds of value allocated to performance-based PRSU awards and one-third to time-based RSU awards. The annual time-based RSU awards for all NEOs vest in equal annual installments over a three-year period. The performance period of the 2022-2024 Long Term Incentive Grant runs from 1/1/2022 through 12/31/2024.

Performance criteria for the 2022 PRSU awards to our NEOs include the following (weighting in parentheses): (i) LTIP Net Debt (50%) and (ii) Relative TSR (50%). The PRSU awards provide NEOs the opportunity to earn up to 200% of the target shares granted in Company stock.

These two performance criteria are calculated as follows:

•

LTIP Net Debt: “LTIP Net Debt” is a performance measure that is equal to the Company’s funded debt, less cash and cash equivalents, adjusted for refinancing, currency fluctuation, supply chain financing, and accounts receivables factoring.

•

Relative TSR: “Relative TSR” is a performance measure that is equal to the Company’s total stockholder return relative to the total stockholder return of a set of comparator companies identified when the PRSUs were granted and remaining in the comparator group at the end of the performance period under the terms of the award agreements and the equity plan. For the 2022 PRSUs, the comparator companies were: CIRCOR International Inc.; Cooper-Standard Holdings Inc.; Enerpac Tool Group Corp.; EnPro Industries, Inc.; Gentex Corporation; Gentherm, Inc.; Horizon Global Corporation; LCI Industries, Inc.; Modine Manufacturing Corp.; Park-Ohio Holdings Corp.; Standard Motor Products, Inc.; Stoneridge Inc.; The Timken Company; and Visteon Corporation. Target performance is the 50th percentile of the Comparator group. Threshold performance is achieved at the 25th percentile of the Comparator group, and maximum performance is achieved at the 75th percentile of the Comparator group.

The Human Capital and Compensation Committee chose LTIP Net Debt as one of the performance measures because it believes deleveraging the balance sheet through sustainable operational and financial performance to deliver cash flow is essential to generate long-term stockholder value. Input obtained from stockholders during outreach calls confirmed support for reducing net debt as essential to the creation of stockholder value. The Human Capital and Compensation Committee chose to continue to use Relative TSR since it believes Relative TSR is a key measurement that indicates overall stockholder value as compared to specifically identified comparator companies.

2023 Proxy Statement  |  49

Executive Compensation and Related Information  •  2022 Executive Compensation Components

In previous discussions with stockholders, we highlighted that our primary competitors are private companies and we do not disclose long-term performance targets as we would place ourselves at a competitive disadvantage to companies that are not required to disclose this information. Stockholders did not express concerns with the Board’s rationale that performance targets represent competitively sensitive information but did express interest in seeing backward looking disclosure of performance targets following the completion of the performance period.

For 2022, the total target award opportunities for our NEOs, expressed as a percentage of each NEO’s annual base salary (at date of grant), is as follows: Mr. Abulaban – 300%, Mr. Trenary – 135% and Mr. Kakar – 110%.

The numbers of time-based RSUs and PRSUs awarded to our NEOs in 2022 are set forth in the following chart (the “2022 LTIP Awards”):

Name	2022-2024 PRSUs (at target) (#)	2022-2024 Time-Based RSUs (#)
Majdi Abulaban	397,196	198,598
Timothy Trenary	107,243	53,621
Parveen Kakar	74,121	37,061

Vesting of 2020-2022 PRSUs. PRSUs are generally earned based on the Company’s achievement over the three-year performance period based on the achievement of certain performance metrics. For the 2020-2022 PRSUs, the metrics selected by the Human Capital and Compensation Committee were as follows (with weighting in parentheses): (i) Cumulative EPS (40%), (ii) Average ROIC (40%) and (iii) Relative TSR (20%).

These performance criteria were calculated as follows:

•

Cumulative EPS: “Cumulative EPS” is a performance measure that is equal to the sum of our net income divided by the weighted average of our common stock, issued and outstanding, for each of the fiscal years during the three-year period ending December 31, 2022 (the “Performance Period”).

•

ROIC: “ROIC” is a performance measure that is equal to our yearly average of our pre-tax net income divided by Invested Capital during the Performance Period. “Invested Capital” is equal to our accounts receivable, inventory, prepaid aluminum, net fixed assets and accounts payable.

•

Relative TSR: “Relative TSR” is a performance measure that is equal to the Company’s total stockholder return relative to the total stockholder return of a set of comparator companies identified when the PRSUs were granted and remaining in the comparator group at the end of the performance period under the terms of the award agreements and the equity plan.

50  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  2022 Executive Compensation Components

For the grants issued to Mr. Abulaban, Mr. Trenary and Mr. Kakar for the 2020-2022 performance period, the 2020-2022 PRSU grants vested at an achievement level of 99.65%. The resulting shares earned by Mr. Abulaban, Mr. Trenary and Mr. Kakar are set forth in the table below.

2022 PRSU NEO Payouts

Name	PRSUs (at target) (#)	Performance (%)	Actual Shares Earned (#)
Majdi Abulaban	490,797	99.65	489,069
Timothy Trenary	258,715	99.65	257,804
Parveen Kakar	97,313	99.65	96,972

Employment Agreement and Retention Agreement with Majdi B. Abulaban, President and Chief Executive Officer

On May 15, 2019, the Company entered into an employment agreement with Mr. Abulaban in connection with his appointment as the Company’s President and Chief Executive Officer, which was amended on October 12, 2021. The employment agreement is subject to an initial two-year term, with one-year automatic renewals thereafter. The employment agreement provides Mr. Abulaban with an initial annual base salary of $800,000 and eligibility to receive annual cash performance bonuses with target and maximum opportunities of 125% and 250% of his annual base salary, respectively, subject to a minimum amount for the 2019 fiscal year of $625,000.

In connection with the commencement of Mr. Abulaban’s employment with the Company, Mr. Abulaban received the following equity awards pursuant to the Company’s 2019 Inducement Grant Plan (the “2019 Inducement Plan”): (i) the Inducement Award consisting of (A) 666,667 PRSUs at target, vesting in three approximately equal installments to the extent that the performance metrics are satisfied during each of three performance periods and (B) 333,333 time-based RSUs, vesting in approximately equal installments on February 28, 2020, 2021 and 2022; (ii) a regular 2019-2021 PRSU grant, with the target number of PRSUs to be equal to 316,832 which will vest to the extent that the performance metrics are satisfied; and (iii) a regular 2019 time-based RSU grant, with the number of RSUs to be equal to 158,416 vesting in approximately equal installments on February 28, 2020, 2021 and 2022. The Inducement Award was intended to replace certain equity awards that were forfeited by Mr. Abulaban upon his resignation from his former employer. The PRSU awards may be earned at up to 200% of target depending on the level of achievement of the performance metrics.

Mr. Abulaban is eligible to receive severance payments and benefits upon certain terminations of his employment with the Company.

On August 25, 2020, the Company entered into a Retention Bonus Agreement with Mr. Abulaban. Mr. Abulaban’s Retention Bonus Agreement has a three-year term, which is two thirds time-based and one third performance-based. The Retention Bonus Agreement provides for a restricted cash payment of $1 million on each of July 31, 2021 and July 31, 2022. On July 31, 2023, Mr. Abulaban has an opportunity to receive a performance cash payment with a target of $1 million and a range of $0 to $1.5 million, based on the Company’s net debt achievement as measured at June 30, 2023. Mr. Abulaban is required to be employed at the time of the vesting of the awards, except that if the Company terminates Mr. Abulaban’s employment before any vesting date, other than for Cause, or if Mr. Abulaban terminates his employment for Good Reason (both Cause and Good Reason as defined in Mr. Abulaban’s employment agreement), the Company will pay Mr. Abulaban the remaining full amount of the retention bonus (with the 2023 payment attributable to net debt performance being paid at target). If Mr. Abulaban’s employment is terminated by the Company for Cause, or if Mr. Abulaban terminates his employment for any reason other than Good Reason, Mr. Abulaban will forfeit all remaining cash payments. Mr. Abulaban will also forfeit any payments if he violates certain restrictive covenants set forth in Exhibit A to Mr. Abulaban’s Retention Bonus Agreement.

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Executive Compensation and Related Information  •  2022 Executive Compensation Components

Retirement and Similar Benefits.

Mr. Kakar is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate employment after having reached specified vesting dates and after reaching the age of 65 (or in the event of death while in our employ prior to separation from service). Upon a qualifying termination, Superior will pay to the participant a benefit equal to 30% of his or her final average base salary compensation over the preceding 36 months. The benefit is paid twice per month and continues for the longer of 10 years or until death, provided death occurs more than 10 years after the employee’s retirement date. Mr. Kakar’s rights have vested under the Salary Continuation Plan. The Salary Continuation Plan was closed to new participants in 2011 and, as a result, none of our NEOs other than Mr. Kakar is a participant.

All employees may participate in Superior’s tax-qualified Savings and Retirement Plan which is a 401(k) plan. For fiscal year 2022, Superior matched 100% of the first 1% of before-tax contributions made to the plan and 50% of such contributions over 1% and up to 6%. However, Superior did not match employee contributions in excess of the legal limit of $20,500 in 2022. All Company contributions are vested 100% after two years of service.

Other Benefits

Superior provides NEOs with incidental benefits that the Human Capital and Compensation Committee believes are reasonable and consistent with the competitive market. For example, the NEOs receive an automobile allowance and are eligible for executive health screenings (which are similar benefits provided to some of our other employees). In addition, the NEOs may participate in Superior’s health and welfare benefit plans that are available to other executives and employees.

Severance / Termination / Change in Control Benefits

If Mr. Abulaban’s employment is terminated because of his death or “Disability,” Mr. Abulaban’s Employment Agreement provides him with severance compensation of a prorated amount of his current year annual bonus based on actual performance.

If Mr. Abulaban’s employment is terminated without “Cause” or Mr. Abulaban resigns for “Good Reason,” other than within two years of a change of control of Superior, Mr. Abulaban’s Employment Agreement provides him with severance compensation of eighteen months’ base salary; a prorated amount of his current year annual bonus based on actual performance; a prorated number of RSUs that have been outstanding at least six months, becoming 100% vested as of the date of employment termination; a prorated number of PRSUs that have been outstanding at least six months, continuing after Mr. Abulaban’s employment termination, based on actual performance; and health care continuation ending on the earlier of (i) the eighteen-month anniversary of the termination date and (ii) the date as of which Mr. Abulaban becomes eligible to receive comparable benefits from a subsequent employer.

If Mr. Abulaban’s employment is terminated by the Company other than for “Cause” or “Disability” or Mr. Abulaban resigns for “Good Reason,” in each case, within two years of a change of control of Superior, Mr. Abulaban’s Employment Agreement provides him with severance compensation of a lump-sum payment of two times his base salary and target annual bonus, health care continuation ending on the earlier of (i) the eighteen (18) month anniversary of the termination date and (ii) the date as of which Mr. Abulaban becomes eligible to receive comparable benefits from a subsequent employer, and all time-based equity awards become vested in full, and the performance-based equity awards are deemed earned based upon an assumed achievement of all relevant performance goals at the “target” level.

Additionally, the Company is required to pay the full amount of the cash awards granted to Mr. Abulaban under his Retention Award Agreement if the Company terminates his employment other than for “Cause” or if Mr. Abulaban resigns for “Good Reason.”

52  |  Superior Industries International, Inc.

Executive Compensation and Related Information  •  2022 Executive Compensation Components

Mr. Trenary and Mr. Kakar participate in the Executive Change in Control Severance Plan. The plan is intended to encourage executive officers to remain employed with the Company during a time when prospects for continued employment are often uncertain and to provide some measure of financial security prior to and after a change of control. The amounts to be paid under the plan help ensure that the interests of Superior’s executives will be materially consistent with the interests of Superior’s stockholders when considering corporate transactions. Under the plan, if the employment of a participant is terminated by the Company without “Cause” (other than by reason of the Participant’s death or “Disability”) or the participant resigns for “Good Reason,” in either case within two years following a change in control, the participant will receive a two-times multiple of the sum of both the participant’s annual base salary and the participant’s target annual bonus, paid in a lump sum within 60 days after termination. The Human Capital and Compensation Committee considers these protections to be an important part of the NEOs’ compensation and consistent with competitive market practices.

Mr. Trenary and Mr. Kakar also participate in the Executive Severance Plan, absent a Change in Control. Upon termination of the executive for “Good Reason” (as defined by the Plan Document) or by the Company other than for “Cause” (as defined in the Plan Document), the Plan provides for the terminated executive to receive twelve months base salary; a prorated amount of the executive’s current year annual bonus based on actual performance; a prorated number of RSUs that have been outstanding at least six months, becoming 100% vested as of the date of employment termination; a prorated number of performance-based PRSUs that have been outstanding at least six months, continuing after the executive’s employment termination, based on actual performance.

Risk Mitigation, Regulatory, and Other Considerations

Executive Stock Ownership Guidelines

The Board has approved Stock Ownership Guidelines under the Company’s Stock Ownership Policy for its executive officers, including the NEOs. The CEO is required to own shares equal to five times his annual base salary and all other executive officers are required to own shares equal to two times his or her annual base salary. The applicable level of stock ownership, which includes unvested RSUs and PRSUs, must be attained within five years of becoming subject to the Stock Ownership Policy. In addition, executive officers must retain 100% of shares acquired and net shares received upon exercise or vesting until they are in compliance with the required ownership level. Messrs. Abulaban and Trenary are subject to the Stock Ownership Policy but are not required to meet the Stock Ownership Guidelines set forth in the Stock Ownership Policy because they have been employed by Superior for less than five years. Mr. Kakar is subject to the Stock Ownership Policy and has satisfied the applicable Stock Ownership Guidelines. As of the 2022 measurement date, all of our NEOs were at or above the applicable ownership requirement.

Clawback Policy

The Company has adopted a formal clawback policy (the “Clawback Policy”) that applies to all incentive-based cash and equity compensation awards granted on or after the effective date (“Incentive Compensation”) to any current or former executive officer of the Company (collectively, the “Covered Recipients”). In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement where such accounting restatement was caused or substantially caused by the intentional misconduct of the Covered Recipient, the Company will seek to recover from such Covered Recipient any Incentive Compensation received during the three-year period preceding the date on which the Company is required to prepare an accounting restatement.

2023 Proxy Statement  |  53

Executive Compensation and Related Information  •  Risk Mitigation, Regulatory, and Other Considerations

Tax Deductibility of Executive Compensation

One of the factors that the Human Capital and Compensation Committee considers when determining compensation is the anticipated tax treatment to Superior and to the executives of the various payments and benefits. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) generally places a limit of $1 million on the amount of compensation that Superior may deduct in any one year with respect to its certain covered executive officers. While the Human Capital and Compensation Committee generally considers this limit when determining compensation, the committee reserves the right to use its business judgment to authorize compensation payments that may exceed the limitation on deductibility under Section 162(m) when the committee believes that such payments are appropriate. Furthermore, interpretations of and changes in the tax laws, and other factors beyond the Human Capital and Compensation Committee’s control, also affect the deductibility of compensation.

The Human Capital and Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with Superior’s business needs.

54  |  Superior Industries International, Inc.

Compensation Tables  •  2022 Summary Compensation Table

COMPENSATION TABLES

2022 Summary Compensation Table

The following table provides summary information concerning the compensation earned for services rendered in all capacities to Superior by (i) all individuals serving as principal executive officer or acting in a similar capacity in 2022 and (ii) each of its other two most highly compensated executive officers whose total compensation for 2022 was in excess of $100,000 and who were serving as executive officers at the end of 2022. For the previous year compensation (2021), SEC disclosure rules require that the 2021 stock awards column of the table shows the value of the actual 2021 LTIP Award, plus modifications to the 2019 PRSUs and 2020 PRSUs (due to modifications as a result of the COVID-19 pandemic) based on accounting standards. These modifications and their impact on the Summary Compensation Table were described in detail in our 2021 Proxy Statement. This reporting requirement based on accounting standards resulted in the Summary Compensation Table appearing essentially as if new stock awards had been granted in 2021 beyond the normal annual stock awards for our NEO’s. In fact, no incremental awards or shares were granted to our NEOs in 2021 beyond the annual 2021 LTIP Awards. Please see the discussion beginning on Page 51 of our 2021 Proxy Statement, in the section titled “Supplemental Compensation Information and Reconciliation”, for more information related to the modification and reconciliation of this one-time accounting impact.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2,3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Majdi Abulaban	2022	850,000	1,000,000	2,967,053	—	2,125,000	—	20,690	6,962,743
President and Chief Executive Officer	2021	833,562	1,000,000	8,566,713	—	1,001,318	—	20,744	11,422,337
Timothy Trenary	2022	505,000	—	801,104	—	707,097	—	23,210	2,036,411
Executive Vice President, Chief Financial Officer	2021	485,069	—	2,181,517	—	326,306	—	23,210	3,016,103
Parveen Kakar	2022	432,600	—	553,685	—	475,860	—	20,690	1,482,835
Senior Vice President, Product Development and Sales	2021	432,600	216,300	1,415,327	—	228,651	—	20,789	2,313,667

(1)	Mr. Abulaban received a cash retention award in 2020, which partially vested in 2021 and partially vested in 2022. Mr. Kakar received a cash retention award that vested in 2021.
(2)

The 2022 stock awards value reflects the aggregate grant date fair value of time-based RSUs and performance-based RSUs granted pursuant to Superior’s 2018 Equity Plan to each of the NEOs computed in accordance with FASB ASC 718. Assumptions used in the calculation of these amounts are included in Note 17, “Stock-Based Compensation” in Notes to the Consolidated Financial Statements in Item 8, “Financial Statements and Supplementary Data” of the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 02, 2023. The time-based RSUs and the performance-based PRSUs based on Net Debt were valued at $4.28 per share while performance-based PRSUs based on relative TSR were valued at $6.38 per share using a monte carlo simulation performed to account for the market condition and determine an estimated value.

Name	Time-Based RSUs ($)	PRSUs (at Target) ($)	PRSUs (at Maximum) ($)
Mr. Abulaban	849,999	2,117,054	4,234,108
Mr. Trenary	229,498	571,606	1,143,212
Mr. Kakar	158,621	395,064	790,128

(3)

The 2021 stock awards column represents the grant date fair value of our NEOs 2021 LTIP awards PLUS the value of the required disclosure based on accounting standards for the modification to the 2019 PRSUs and 2020 PRSUs in which the Human Capital & Compensation Committee substituted the Company’s budgeted performance in the second quarter of 2020 for the actual performance in response to COVID-19. This required disclosure based on accounting standards makes it appear as if new awards had been granted in 2021, even though NO incremental awards or shares were actually granted to our NEOs in 2021 beyond the normal annual grant. Reference page 51 of our 2021 Proxy Statement in the section titled “Supplemental Compensation & Reconciliation” for more information related to this one-time accounting impact.

(4)

The amounts shown generally include matching contributions allocated by Superior to each NEO pursuant to the Savings and Retirement Plan, the value attributable to life insurance premiums paid by Superior on behalf of the NEOs and a car allowance for each of the NEOs.

2023 Proxy Statement  |  55

Compensation Tables  •  Outstanding Equity Awards at 2022 Fiscal Year End

Outstanding Equity Awards at 2022 Fiscal Year End

The following table sets forth summary information regarding the actual number and market value of outstanding equity awards held by the NEOs at December 31, 2022.

		Option Awards				Stock Awards
Name	Year	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)

Majdi Abulaban	2022	—	—	—	—	198,598	838,084	397,196	1,676,167

	2021	—	—	—	—	104,938	442,838	314,815	1,328,519

	2020	—	—	—	—	81,800	345,196	—	—

Timothy Trenary	2022	—	—	—	—	53,621	226,281	107,243	452,565

	2021	—	—	—	—	27,222	114,877	81,667	344,635

	2020	—	—	—	—	43,119	181,962	—	—

Parveen Kakar	2022	—	—	—	—	37,061	156,397	74,121	312,791

	2021	—	—	—	—	19,583	82,640	58,748	247,917

	2020	—	—	—	—	16,219	68,444	—	—

(1)	All RSU awards vest in equal annual installments over three years from the grant date.
(2)

Reflects the value calculated by multiplying the number of shares or units (RSUs) by $4.22, which was the closing price of Superior’s stock on December 30, 2022, the last trading day in our 2022 fiscal year.

(3)

The amounts reported in this column represent PRSU awards granted to our NEOs from 2021 to 2022. Based on performances from January 1, 2021 through December 31, 2022, the PRSU amounts are reported at their target levels.

(4)

Reflects the value calculated by multiplying the number of shares or units (PRSUs) by $4.22, which was the closing price of Superior’s stock on December 30, 2022, the last trading day in our 2022 fiscal year

Potential Payments upon Termination of Employment or Change in Control

For a description of benefits upon termination of employment or change of control, see the “2022 Executive Compensation Components – Severance / Termination / Change in Control Benefits” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Other Arrangements. Mr. Kakar is a participant in Superior’s Salary Continuation Plan, which provides a retirement benefit for participants who terminate their employment after having reached specified vesting dates and after reaching the age of 65. For a description of the benefits payable under the Salary Continuation Plan, see the “2022 Executive Compensation Components – Retirement and Similar Benefits” portion of the “Narrative Disclosure Regarding Compensation” section of this Proxy Statement.

Change in Control Provisions under Other Agreements. The 2018 Equity Plan and 2019 Inducement Plan provide that a change in control occurs upon the occurrence of any of the following: (1) any person becomes the beneficial owner of securities representing 50% or more of the total voting power of Superior’s outstanding voting securities; (2) consummation of a sale or disposition by Superior of all or substantially all of its assets; (3) consummation of a merger or consolidation of Superior with any other corporation, unless Superior’s stockholders continue to control at least 50% of the total voting power of the successor entity; or (4) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, during any period of two consecutive years, constitute the Board and any new director (other

56  |  Superior Industries International, Inc.

Compensation Tables  •  Potential Payments upon Termination of Employment or Change in Control than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute a majority of the number of directors of the Company.

The 2018 Equity Plan and the 2019 Inducement Plan provide that, unless otherwise provided in an applicable award agreement, all outstanding equity awards will immediately vest (at target for PRSUs) if (i) the participant is terminated without cause or resigns with good reason within two years following a change in control (“Double Trigger”) or (ii) upon a change in control if the awards are not assumed by the successor company.

2023 Proxy Statement  |  57

Compensation Tables  •  Pay Versus Performance

Pay Versus Performance

Pay Versus Performance Table

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation and certain elements of our financial performance for each of the last two completed fiscal years. In determining the “compensation actually paid” (or “CAP”) to our principal executive officer (the “PEO”) and our other NEOs (the “Other NEOs”), we are required to make various adjustments to the amounts that have been reported in this year’s Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required by the Summary Compensation Table. The Pay Versus Performance table below summarizes compensation values reported in our Summary Compensation Table as well as the adjusted values required in this section for the 2021 and 2022 fiscal years. Note that for our Other NEOs, compensation (and the adjustments described below) are reported on an average basis.

PAY VERSUS PERFORMANCE

					Value of Initial Fixed $100 Investment Based On:
Year (a)	Summary Compensation Table Total for PEO ($)(1) (b)	Compensation Actually Paid to PEO ($)(1)(2) (c)	Average Summary Compensation Table Total for Other NEOs ($)(1) (d)	Average Compensation Actually Paid to Other NEOs ($)(1)(3) (e)	Total Shareholder Return ($)(4) (f)	Net Income (in 000’s) ($)(5) (g)
2022	6,962,743	6,668,162	1,759,623	1,781,907	103.18	37,034
2021	11,422,337	9,214,196	2,664,885	2,185,419	109.54	3,754
(1)	The PEO and non-PEO NEOs for each year are: Majdi Abulaban, PEO; and Tim Trenary and Parveen Kakar, Other NEOs.
(2)

For 2022, to determine CAP to our PEO, as an adjustment to the Summary Compensation Table Total value for the PEO for 2022, we: (a) subtracted the reported Summary Compensation Table Stock Awards column value for 2022 of $2,967,053; (b) added $2,931,306 as the 2022 year-end fair value of stock awards granted in 2022 and outstanding at 2022 year-end; (c) added $0 as the vesting date fair value of stock awards granted in 2022 that vested in 2022; (d) added $116,999 as the change in fair value of stock awards granted in prior years that were outstanding at 2022 year-end; (e) subtracted $375,833 as the change in fair value of stock awards granted in prior years that vested in 2022; (f) subtracted $0 as the prior year-end fair value of stock awards granted in prior years that were forfeited or failed to vest in 2022; and (g) added $0 as the value of dividend equivalents paid or accrued in 2022 on applicable stock awards. For 2021, to determine CAP to our PEO, as an adjustment to the Summary Compensation Table Total value for the PEO for 2021, we: (a) subtracted the reported Summary Compensation Table Stock Awards column value for 2021 of $8,566,713; (b) added $2,542,128 as the 2021 year-end fair value of stock awards granted in 2021 and outstanding at 2021 year-end; (c) added $0 as the vesting date fair value of stock awards granted in 2021 that vested in 2021; (d) added $1,381,401 as the change in fair value of stock awards granted in prior years that were outstanding at 2021 year-end; (e) added $2,435,043 as the change in fair value of stock awards granted in prior years that vested in 2021; (f) subtracted $0 as the prior year-end fair value of stock awards granted in prior years that were forfeited or failed to vest in 2021; and (g) added $0 as the value of dividend equivalents paid or accrued in 2021 on applicable stock awards.

(3)

For 2022, to determine CAP to our Other NEOs, as an adjustment to the average Summary Compensation Table Total value for the Other NEOs for 2022, we: (a) subtracted the reported Summary Compensation Table Stock Awards column value for 2022 of $677,395; (b) added $669,233 as the 2022 year-end fair value of stock awards granted in 2022 and outstanding at 2022 year-end; (c) added $0 as the vesting date fair value of stock awards granted in 2022 that vested in 2022; (d) added $65,601 as the change in fair value of stock awards granted in prior years that were outstanding at 2022 year-end; (e) subtracted $35,155 as the change in fair value of stock awards granted in prior years that vested in 2022; (f) subtracted $0 as the prior year-end fair value of stock awards granted in prior years that were forfeited or failed to vest in 2022; and (g) added $0 as the value of dividend equivalents paid or accrued in 2022 on applicable stock awards. For 2021, to determine CAP to our Other NEOs, as an adjustment to the Summary Compensation Table Total value for the Other NEOs for 2021, we: (a) subtracted the reported Summary Compensation Table Stock Awards column value for 2021 of $1,798,422; (b) added $566,924 as the 2021 year-end fair value of stock awards granted in 2021 and outstanding at 2021 year-end; (c) added $0 as the vesting date fair value of stock awards granted in 2021 that vested in 2021; (d) added $501,037 as the change in fair value of stock awards granted in prior years that were outstanding at 2021 year-end; (e) added $250,995 as the change in fair value of stock awards granted in prior years that vested in 2021; (f) subtracted $0 as the prior year-end fair value of stock awards granted in prior years that were forfeited or failed to vest in 2021; and (g) added $0 as the value of dividend equivalents paid or accrued in 2021 on applicable stock awards.

(4)

The values disclosed in this TSR column represent the one-year and two-year cumulative measurement period values of an investment of $100 in SUP stock as of December 31, 2020, and then valued again on each of December 31, 2021 and December 31, 2022, respectively.

(5)	Net Income as reported in our Annual Reports on Form 10-K filed on March 2, 2023 and March 3, 2022 respectively.

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Compensation Tables  •  Pay Versus Performance

Supplemental Information for Pay Versus Performance Table

The tables below provide further summary information to explain the difference between Total compensation as reported in the Summary Compensation Table and CAP paid to the PEO and Non-PEO NEOs in accordance with Item 402(v) of Regulation S-K, as disclosed above in the Pay Versus Performance table:

Year	Reported Summary Compensation Table Total for PEO ($)	Change in estimated value of Stock Awards ($)(1)	Compensation Actually Paid to PEO ($)
2022	6,962,743	(294,581)	6,668,162
2021	11,422,337	(2,208,141)	9,214,196

Year	Reported Summary Compensation Table Total for Non-PEO NEO’s ($)	Change in estimated value of Stock Awards ($)(1)	Compensation Actually Paid to Non-PEO NEO’s ($)
2022	1,759,623	22,284	1,781,907
2021	2,664,885	(479,466)	2,185,419

(1)	Adjusted amounts are described in footnotes two and three to the Pay Versus Performance table above.

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Compensation Tables  •  Pay Versus Performance

Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results

The following charts provide, across 2021 and 2022, a description of the relationships between (1) PEO CAP and the financial performance measures results set forth in columns (f) and (g) of the Pay Versus Performance table above, and (3) Other NEO CAP and the financial performance measures results set forth in columns (f) and (g) of the Pay Versus Performance table above.

60  |  Superior Industries International, Inc.

Audit Committee Report

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Superior specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Superior’s management and Deloitte & Touche LLP the audited consolidated financial statements of Superior contained in Superior’s Annual Report on Form 10-K for the 2022 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to applicable auditing standards.

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Superior.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Superior’s Annual Report on Form 10-K for its 2022 fiscal year for filing with the SEC.

Submitted by the Audit Committee

Ellen B. Richstone, Chair

Michael R. Bruynesteyn

Paul J. Humphries

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Information About the Annual Meeting and Voting

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules adopted by the Securities and Exchange Commission, we are making this Proxy Statement and our Annual Report available to stockholders electronically via the Internet. On or about April 6, 2023, we will mail to most of our stockholders a notice (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and to vote via the Internet or by telephone.

The Notice also contains instructions on how to request a printed copy of the proxy materials. In addition, you may elect to receive future proxy materials in printed form by mail or electronically by e-mail by following the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail, unless you elect otherwise.

Why did you send me this proxy statement?

We sent you this Proxy Statement and the proxy card because the Board is soliciting your proxy to vote at the Annual Meeting to be held on May 17, 2023, at 10:00 a.m. Eastern Daylight Time via live audio webcast, and at any postponements or adjournments of the Annual Meeting. This Proxy Statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this Proxy Statement.

Why is the Annual Meeting being webcast?

We are continuing with a virtual format for our 2023 Annual Meeting which provides expanded access to stockholders to participate from any location at no cost to them. You will not be able to attend the Annual Meeting in person.

How do I access the virtual Annual Meeting?

Any stockholder can listen and participate in the Annual Meeting via a live audio webcast at www.virtualstockholdermeeting.com/SUP2023. The webcast will start at 10:00 a.m. Eastern Daylight Time. You will need your 16-digit control number that is shown on your Notice, proxy card or voting instruction form to vote and submit questions while attending the meeting online. Stockholders who attend the virtual meeting with their 16-digit control number will have the same rights and opportunities to participate as they would at an in-person meeting. If your voting instruction form does not include a 16-digit control number, you must contact your brokerage firm, bank, or other financial institution (“broker”) for instructions to access the meeting. If you do not have your 16-digit control number, you will still be able to attend the Annual Meeting as a “guest” and listen to the proceedings, but you will not be able to vote, ask questions, or otherwise participate. of applicable software and plugins. We strongly recommend that you ensure that you have a strong Wi-Fi or cell phone connection wherever you intend to participate in the virtual Annual Meeting.

Stockholders are encouraged to log into the webcast 15 minutes prior to the start of the meeting to provide time to register, test their internet or cell phone connectivity, and download the required software, if needed. We encourage you to access the meeting prior to the start time.

How do I ask questions at the Annual Meeting?

Stockholders have multiple opportunities to submit questions to the Company for the Annual Meeting. The Annual Meeting will include a question and answer session, during which we will answer questions submitted in accordance with the meeting rules posted on the meeting website www.virtualstockholdermeeting.com/SUP2023 and that are relevant to the Company and meeting matters. You will have an opportunity to submit written questions via the Internet at any time during the meeting by following the instructions that will be available on the meeting website. You may also submit written questions in advance of the Annual Meeting at www.proxyvote.com. In both cases, you must have your 16-digit control number included on your Notice, proxy card or voting information form.

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Information About the Annual Meeting and Voting

Substantially similar questions will be answered once to avoid repetition and allow more time for other questions. If time does not permit us to address each question received either before or during the Annual meeting, the Company’s answers will be posted to the “Investor Relations” section of our website at www.supind.com as soon as possible after the meeting.

What if I have technical or other “IT” problems logging into or participating in the Annual Meeting webcast?

A toll-free technical support “help line” will be available on the morning of the Annual Meeting for any stockholder who is having challenges logging into or participating in the meeting. If you encounter technical difficulties, please call the technical support line number that will be posted on the virtual Annual Meeting login page at www.virtualstockholdermeeting.com/SUP2023. The technical support will not be able to provide you with your 16-digit control number, however, so ensure that you have that number available prior to accessing the virtual Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices).

I share an address with another stockholder, and we received only one Notice. How may I obtain an additional copy of the proxy materials?

Superior has adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, Superior delivers one Notice or one set of proxy materials to multiple stockholders who share the same address unless Superior has received contrary instructions from one or more of the stockholders.

This procedure potentially means extra convenience for stockholders and reduces Superior’s printing and mailing costs as well as the environmental impact of its Annual Meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Superior will deliver promptly a separate copy of the proxy statement and annual report to any stockholder at a shared address to which Superior delivered a single copy of the proxy materials. If you are a stockholder who shares an address with another stockholder and would like only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or notify us if you are the stockholder of record.

To receive free of charge a separate copy of the proxy materials, stockholders may contact Okapi Partners LLC, toll free at (855) 305-0856.

Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I get electronic access to the proxy materials?

Superior’s proxy materials also are available at www.proxyvote.com. This website address is included for reference only. The information contained on this website is not incorporated by reference into this Proxy Statement.

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Information About the Annual Meeting and Voting

Who is entitled to vote?

The record holders of the 28,025,422 shares of the Company’s common stock and 150,000 shares of Series A Preferred Stock outstanding on the close of business on March 23, 2022 are entitled to vote at the Annual Meeting.

How many votes do I have?

Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 28,025,422 shares of common stock outstanding and the 150,000 shares of Series A Preferred Stock outstanding that would be convertible into 5,326,326 shares of common stock.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with Superior’s transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Superior.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

If I am a stockholder of record of Superior’s shares, how do I vote?

If you are a stockholder of record, there are four ways to vote:

•

At the Annual Meeting. While we encourage you to vote your shares prior to the Annual Meeting, you may vote online at the Annual Meeting by logging into the virtual platform at www.virtualstockholdermeeting.com/SUP2023 as a stockholder and following the voting link. You will need your 16-digit control number found on your Notice, proxy card or voting instruction form to do so.

•	Via the Internet. You may vote by proxy via the Internet by following the instructions included on your Notice, proxy card or voting instruction form included with your materials.

•	By Telephone. You may vote by proxy by calling the toll free number found on the Notice, proxy card or voting instruction form included with your materials.

•	By Mail. You may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, there are two ways to vote:

•

At the Annual Meeting. While we encourage you to vote your shares prior to the Annual Meeting, you may vote online at the Annual Meeting by logging into the virtual platform at www.virtualstockholdermeeting.com/SUP2023 as a stockholder and following the voting link. You will need your 16-digit control number found on your Notice, proxy card or voting instruction form to do so.

•

By Proxy. If you are a beneficial owner of shares held in street name, this Proxy Statement and accompanying materials have been forwarded to you by the organization that holds your shares. Such organization will vote your shares in accordance with your instructions using the methods set forth in the information provided to you by such organization. See “What is a broker non-vote?” below.

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Information About the Annual Meeting and Voting

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Each holder of Superior common stock and Series A Preferred Stock as of the Record Date will be entitled to one vote on each matter for each share of common stock held, or into which such holder’s Series A Preferred Stock is convertible, on the Record Date. As of the Record Date, there were 33,351,748 votes representing 28,025,422 common shares outstanding and the 150,000 shares of Series A Preferred Stock outstanding that would be convertible into 5,326,326 shares of common stock. Accordingly, shares representing 16,675,874 votes must be present in person or by proxy at the Annual Meeting to constitute a quorum.] Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

An independent inspector of elections appointed for the Annual Meeting will determine whether a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. If a quorum is determined to not be present, the Annual Meeting will be adjourned until a quorum is obtained.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•	Sign and return the proxy card without giving specific voting instructions,

then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and, in accordance with applicable law, as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Typically, “non-routine” matters include the election of directors (Proposal No. 1), the vote to approve an amendment to the Company’s 2018 Equity Plan (Proposal No. 2), the non-binding advisory vote on executive compensation (Proposal No. 3) and the non-binding advisory vote on the frequency of the non-binding advisory vote on executive compensation (Proposal No. 4) and “routine” matters include ratification of the appointment of independent auditors (Proposal No. 5).

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on the election of directors and on other certain non-routine matters, and accordingly may not vote on such matters absent instructions from the beneficial holder. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

To minimize the number of broker non-votes, Superior encourages you to vote or to provide voting instructions with respect to each proposal to the organization that holds your shares by carefully following the instructions provided in the voting instruction form.

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Information About the Annual Meeting and Voting

What is the voting requirement to approve each of the proposals and how are broker non-votes and abstentions treated?

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For or withhold with respect to each nominee.	Plurality voting; the eight persons receiving the greatest number of “for” votes will be elected as directors. Proxies may not be voted for more than eight directors. Stockholders may not cumulate votes for directors.*	No effect.	No effect; no broker discretion to vote.
Approval of the amendment to the 2018 Equity Incentive Plan of the Company	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	Same effect as a vote against the proposal. An abstention counts as a vote cast on this proposal pursuant to NYSE rules for voting on equity compensation plans.	No effect; no broker discretion to vote.
Advisory vote to approve Superior’s executive compensation	For, against, or abstain.

Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal.

Shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at the Annual Meeting (the “Quorum Majority”).**

			No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No effect; no broker discretion to vote.
Advisory vote on the frequency of Advisory Votes on Executive Compensation	1 year, 2 years, 3 years, or abstain.	Shares voted “for” the option must exceed the number of shares voted for other options; if none, the option receiving the greatest number of “for” votes will be considered the frequency recommended by stockholders.	No effect.	No effect; no broker discretion to vote.
Ratification of selection of Deloitte & Touche LLP	For, against, or abstain.	Shares voted “for” the proposal must exceed the number of shares voted “against” the proposal. Shares voting affirmatively must equal a Quorum Majority.**	No effect. An abstention does not count as a vote cast, provided that the votes cast equal a Quorum Majority.	No broker non-votes; brokers have discretion to vote.

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Information About the Annual Meeting and Voting

*

In an uncontested election, our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee and the Board must then decide whether or not to accept the tendered resignation, culminating with a public disclosure explaining the Board’s decision and decision-making process.

**	This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by voting online at the Annual Meeting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote online at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to Superior’s Corporate Secretary at 26600 Telegraph Rd., Southfield, MI 48033 no later than 11:59 p.m. Eastern Daylight Time on May 16, 2023.

Who will serve as the inspector of election?

Broadridge will serve as the independent inspector of election.

Where can I find the voting results?

Final voting results will be tallied by the independent inspector of election after the taking of the vote at the Annual Meeting. Superior will publish the final voting results in a Current Report on Form 8-K, which Superior is required to file with the SEC within four business days following the Annual Meeting. If the final results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as practicable after they become available.

Who is paying the costs of this proxy solicitation?

Superior is paying the costs of the solicitation of proxies. We have engaged Okapi Partners LLC (“Okapi”) to assist with the solicitation of proxies. We will pay Okapi $7,500 plus reasonable out-of-pocket expenses. Superior will also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of Superior’s directors, officers, and regular employees, without additional compensation, may solicit proxies on Superior’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this Proxy Statement for further information.

How can stockholders nominate individuals to serve as directors?

Our Bylaws include a proxy access provision that allows a stockholder or group of no more than 20 eligible stockholders, which has maintained continuous ownership of 3% or more of our common stock for at least three years, to include in our proxy materials for an annual meeting of stockholders a number of director nominees for up to 20% of the directors then in office as of the last day on which a notice of proxy access nomination may be delivered to the Company (if such an amount is not a whole number, then the closest whole number below 20%). An eligible stockholder must maintain the 3% ownership requirement at least until the annual meeting at which the proponent’s nominee will be considered. Proxy access nominees who withdraw, become ineligible or unavailable or who do not receive at least a 25% vote in favor of election will be ineligible as a nominee for the following two years.

The proponent is required to provide the information about itself and the proposed nominee(s) that is specified in the proxy access provision of our Bylaws. The required information must be in writing and provided to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. We are not required to include any proxy access nominee in our proxy statement if the nomination does not comply with the proxy access requirements of our Bylaws. Any stockholder considering utilizing proxy access should refer to the specific requirements set forth in our Bylaws.

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Information About the Annual Meeting and Voting

If any stockholder notifies us of its intent to nominate one or more director nominees under the advance notice provision in our Bylaws, we are not required to include any such nominee in our proxy statement for the annual meeting.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2024 Annual Meeting of stockholders?

Requirements for Stockholder Proposals to Be Considered for Inclusion in Superior’s Proxy Materials. Proposals that a stockholder intends to present at the 2024 Annual Meeting of stockholders and wishes to be considered for inclusion in Superior’s proxy statement and form of proxy relating to the 2024 Annual Meeting of stockholders must be received no later than December 1, 2023. However, if the 2024 Annual Meeting date has changed more than 30 calendar days from this year’s meeting, then the deadline is a reasonable time before we begin to print and send out proxy materials. Stockholder proposals must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

Requirements for Other Stockholder Proposals to Be Brought Before the 2024 Annual Meeting of Stockholders and Director Nominations. Our Amended and Restated Bylaws provide that any stockholder proposals (other than those made under Rule 14a-8 of the Exchange Act) and any nomination of one or more persons for election as a director be made not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the one-year anniversary of the date of the preceding year’s annual meeting. Accordingly, in order for a stockholder proposal or director nomination to be considered at the 2024 Annual Meeting, a written notice of the proposal or the nomination must be received by the Corporate Secretary of Superior no earlier than January 18, 2024 and no later than February 17, 2024. However, if the date of the 2024 Annual Meeting is advanced by more than 30 calendar days prior to or delayed by more than 60 calendar days after the one-year anniversary of the date of the 2023 Annual Meeting, then, for notice by the stockholder to be timely, it must be received by the Corporate Secretary of Superior not earlier than the 120th day prior to the date of the 2024 Annual Meeting and not later than the close of business on the later of (i) the 90th calendar day prior to the 2024 Annual Meeting, or (ii) the tenth calendar day following the day on which public announcement of the date of the 2024 Annual Meeting is first made by Superior. In order for Stockholder proposals that are submitted outside of SEC Rule 14a-8 and are intended to be considered by the stockholders at the 2024 Annual Meeting to be considered “timely” for purposes of SEC Rule 14a-4(c) under the Exchange Act, the proposal must be received by the Corporate Secretary of Superior no later than December 1, 2023. The notice must set forth the information required by the Bylaws The proxy solicited by the Board for the 2024 Annual Meeting will confer discretionary voting authority with respect to any proposal presented by a stockholder at that meeting for which Superior has not been provided with timely notice, or, even if there is timely notice, the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. Notices must be delivered to Superior’s Corporate Secretary by mail at 26600 Telegraph Rd., Southfield, MI 48033.

How can I find the results of the Annual Meeting voting?

We will publish the voting results in a current report on form 8-K within four business days after the Annual Meeting and we will publish the results on our website.

Who can answer my questions?

Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope promptly or vote by Internet or telephone. If you have questions or require assistance in the voting of your shares, please call Okapi Partners LLC, the firm assisting the Company in its solicitation of proxies:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

+ 1 (212) 297-0720 (Main)

+ 1 (855) 305-0856 (Toll-Free)

Email: info@okapipartners.com

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Information About the Annual Meeting and Voting

How can I obtain additional copies of these materials or copies of other documents?

Complete copies of this Proxy Statement and the 2022 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2022, are available on our website at www.supind.com.

You may also contact Okapi Partners LLC for additional copies.

Stockholder Communications with the Board

Stockholders and third parties may communicate with Superior’s Board, or any individual member or members of the Board, through Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, with a request to forward the communication to the intended recipient or recipients. In general, any stockholder communication delivered to Superior for forwarding to the Board or specified director or directors will be forwarded in accordance with the stockholder’s instructions. However, the Company reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

2023 Proxy Statement  |  69

Stockholders Sharing the Same Address

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials. A single set of our annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (866) 540-7095, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Superior will promptly deliver a separate set of the annual report and other proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate set of the annual report and other proxy materials, you may write or call Superior’s Corporate Secretary at Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, MI 48033, telephone (248) 352-7300.

Stockholders who share the same address and currently receive multiple copies of our annual report and other proxy materials, who wish to receive only one set in the future, can contact their bank, broker or other holder of record to request information about householding.

70  |  Superior Industries International, Inc.

Form 10-K

FORM 10-K

Superior will mail without charge, upon written request, a copy of superior’s annual report on form 10-K for the fiscal year ended December 31, 2022, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Superior Industries International, Inc., 26600 Telegraph Rd., Southfield, Michigan, Attn: Corporate Secretary, or made by calling (248) 352-7300. The annual report on form 10-K is also available at www.supind.com. This proxy statement and the 2022 annual report to stockholders are available on www.proxyvote.com.

2023 Proxy Statement  |  71

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In this Proxy Statement, under “2022 Performance & Business Highlights” and the “2022 Company Financial and Business Performance Highlights,” portion of the “Narrative Disclosure Regarding Compensation” section, we provide information regarding Adjusted EBITDA, Value-Added Sales, Value-Added Sales excluding Foreign Exchange, Content per Wheel, Free Cash Flow, and Net Debt. These measures used in this section are key measures that are not calculated in accordance with GAAP. For reconciliations of these non-GAAP measures to the most directly comparable GAAP measure, see the tables set forth below. Management believes these non-GAAP financial measures are useful to management and may be useful to investors in their analysis of the Company’s financial position and results of operations. Further, management uses these non-GAAP financial measures for planning and forecasting purposes. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP and may be different from similar measures used by other companies.

“Adjusted EBITDA,” defined as earnings before interest income and expense, income taxes, depreciation, amortization, restructuring charges and other closure costs and impairments of long-lived assets and investments, changes in fair value of redeemable preferred stock embedded derivative liability, acquisition and integration and certain hiring and separation related costs, proxy contest fees, gains associated with early debt extinguishment and accounts receivable factoring fees. “Value-Added Sales,” defined as net sales less the value of aluminum and services provided by outsourced service providers that are included in net sales. “Value-Added Sales excluding Foreign Exchange,” defined as Value-Added Sales adjusted for the impact of foreign exchange translation. “Content per Wheel,” defined as Value-Added Sales excluding Foreign Exchange on a per unit (wheel) shipment basis. “Free Cash Flow,” defined as the net cash from operations, investing activities, and non-debt components of financing activities. “Net Debt,” defined as total funded debt less cash and cash equivalents.

Adjusted EBITDA

(Millions of dollars)	FY 2020	FY 2021	FY 2022

Net Income (Loss)	$(243.6)	$3.8	$37.0

Interest Expense, net	45.4	41.9	46.3

Income Tax Provision	14.9	7.4	14.1

Depreciation	72.8	73.3	70.2

Amortization	25.4	26.3	20.9

Acquisition, Integration, Hiring/Separation/Restructuring Costs, and Other	19.4	11.9	1.9

Factoring Fees	1.4	2.1	3.6

Impairment of Goodwill and Indefinite-Lived Intangibles	193.6	0.0	0.0

	$372.9	$162.9	$157.0

Adjusted EBITDA	$129.4	$166.7	$194.2

A-1

Value-Added Sales, Value-Added Sales excluding Foreign Exchange, and Content per Wheel

(Millions of dollars except per wheel data, Units in Thousands)	FY 2020	FY 2021	FY 2022

Net Sales	$1,100.8	$1,384.8	$1,639.9

Less: Aluminum Value and Outside Service Provider Costs	(452.5)	(631.1)	(869.3)

Value-Added Sales	$648.3	$753.7	$770.6

Currency Impact on Value-Added Sales	(9.2)	(14.8)	45.9

Value-Added Sales excluding Foreign Exchange	$639.1	$738.9	$816.5

Wheels Shipped	15,194	16,123	15,592

Content per Wheel	$42.06	$45.83	$52.36

Free Cash Flow

(Millions of dollars)	FY 2020	FY 2021	FY 2022

Cash Flow Provided By Operating Activities	$150.1	$44.9	$152.6

Cash Flow Used In Investing Activities	(44.2)	(57.5)	(57.0)

Cash Payments for Non-debt Financing Activities	(19.1)	(15.0)	(15.4)

Free Cash Flow	$86.8	$(27.6)	$80.2

Net Debt

(Millions of dollars)	FY 2020	FY 2021	FY 2022

Long Term Debt (Less Current Portion) (1)	$637.1	$610.2	$641.5

Short Term Debt	6.1	6.1	5.9

Total Debt (1)	643.2	616.3	647.4

Less: Cash and Cash Equivalents	(152.4)	(113.5)	(213.0)

Net Debt	$490.8	$502.8	$434.4

(1)	Excluding Debt Issuance Costs

A-2

APPENDIX B

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

2018 EQUITY INCENTIVE PLAN

(Amended and Restated as of May 17, 2023)

ARTICLE 1

BACKGROUND AND PURPOSE

1.1    Background. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights (SARs), Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock-Based Awards.

1.2    Purpose of the Plan. The Plan is intended to attract, motivate and retain the following individuals: (a) employees of the Company or its Affiliates; (b) certain consultants who provide significant services to the Company or its Affiliates and (c) directors of the Company or any of its Affiliates who are employees of neither the Company nor any Affiliate. The Plan is also designed to encourage stock ownership by such individuals, thereby aligning their interests with those of the Company’s shareholders.

ARTICLE 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act shall include such section, any valid rules or regulations promulgated under such section, and any comparable provisions of any future legislation, rules or regulations amending, supplementing or superseding any such section, rule or regulation.

2.2    “Administrator” means, collectively, (a) the Board, (b) the Committee, or (c) one or more Directors or executive officers of the Company designated by the Board to administer the Plan or specific portions thereof as provided in Section 4.4; provided, however, that Awards to Nonemployee Directors may only be granted by a committee of the Board consisting of two or more Independent Directors.

2.3    “Affiliate” means any corporation or any other entity (including, but not limited to, Subsidiaries, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.4    “Applicable Law” means the legal requirements relating to the administration of an Award issued pursuant to the Plan and similar incentive plans under any applicable laws, including but not limited to federal and state employment, labor, privacy and securities laws, the Code, and applicable rules and regulations promulgated by any stock exchange or quotation system upon which the Shares may then be listed or quoted.

2.5    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units, Performance Awards, and Other Stock-Based Awards.

2.6    “Award Agreement” means the written agreement or program document or other type or form of writing or other evidence approved or provided for by the Committee, between the Company and a Participant, evidencing an Award hereunder and setting forth the terms and provisions applicable to each Award granted under the Plan, including the Grant Date. An Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company.

2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.

2.8    “Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means, unless otherwise determined by the Administrator in an applicable Award Agreement, (a) commission of, indictment for, or conviction of a felony or crime involving moral turpitude or dishonesty, (b) an act of theft, fraud, embezzlement or misappropriation, (c) violation of Company (or any Affiliate) policies, acting against the interests of the Company (or any Affiliate), including employing or recruiting any present, former or future employee of the Company (or any Affiliate), (d) willful failure to perform duties on behalf of the Company (or any Affiliate), (e) misuse of any confidential, secret, privileged or non-public information relating to the Company’s (or any Affiliate’s) business, or (f) participating in a hostile takeover attempt of the Company or an Affiliate.

2.9    “Change in Control” means, unless otherwise determined by the Administrator in an applicable Award Agreement, the occurrence of any of the following:

(a)    Any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(b)    The following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended;

(c)    The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(d)    The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11    “Committee” means any committee of the Board designated in accordance with Section 4.1 to administer the Plan and consisting of two or more members of the Board, each of who is intended to be (a) a “Non-Employee Director” within the meaning of Rule 16b-3 under the 1934 Act and (b) an “Independent Director within the meaning of the rules of NYSE.

2.12    “Company” means Superior Industries International, Inc., or any successor thereto.

2.13    “Consultant” means any consultant, independent contractor or other person who provides significant services (other than capital-raising activities) to the Company or its Affiliates or any employee or affiliate of any of the foregoing, but who is neither an Employee nor a Director, and who satisfies the Form S-8 definition of an “employee”.

2.14    “Continuous Service” means that a Participant’s employment or service relationship with the Company or any Affiliate is not interrupted or terminated. Continuous Service shall not be considered interrupted in the following cases: (a) any leave of absence approved by the Company or (b) transfers between locations of the Company or between the Company and any Subsidiary or successor. A leave of absence approved by the Company shall include sick leave, military leave or any other personal leave approved by an authorized representative of the Company. For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If such reemployment is approved by the Company but not guaranteed by statute or contract, then such employment will be considered terminated on the ninety-first (91st) day of such leave and on such date any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option. In the event a Participant’s status changes among the positions of Employee, Director and Consultant, the Participant’s Continuous Service shall not be considered terminated solely as a result of any such changes in status. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Administrator at its discretion, and any determination by the Administrator shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Section 409A of the Code, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treasury Regulations Section 1.409A-1(h).

2.15    “Director” means any individual who is a member of the Board of Directors of the Company or an Affiliate of the Company.

2.16    “Disability” means, unless otherwise determined by the Administrator in an applicable Award Agreement, a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.17    “Eligible Participant” means an Employee, Director or Consultant.

2.18    “Employee” means any individual who is a common-law employee (including a leased employee) of the Company or of an Affiliate.

2.19    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option, and the base price used to determine the amount of cash or number of Shares payable to a Participant upon the exercise of a SAR.

2.20    “Fair Market Value” means with respect to a Share, as of any date, the closing sales price for such Share on the Grant Date of the Award, provided the Shares are listed on an established stock exchange or a national market system, including without limitation the New York Stock Exchange (“NYSE”). If no sales were reported on such Grant Date of the Award, the Fair Market Value of a Share shall be the closing price for such Share as quoted on the NYSE (or the exchange with the greatest volume of trading in the Shares) on the last market trading day with reported sales prior to the date of determination. In the case where the Company is not listed on an established stock exchange or national market system, Fair Market Value shall be determined by the Board in good faith in accordance with Code Section 409A and the applicable Treasury regulations.

2.21    “Fiscal Year” means a fiscal year of the Company.

2.22    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Shares (or at the discretion of the Administrator, settled in cash valued by reference to Share value).

2.23    “Full-Value Award Limitation” means the limit on Full-Value Awards specified in Section 5.4.

2.24    “Good Reason” shall, unless otherwise determined by the Administrator in an applicable Award Agreement, have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant, to the extent applicable.

2.25    “Grant Date” means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.26    “Incentive Stock Option” means an Option to purchase Shares, which is designated as an Incentive Stock Option and is intended by the Committee to meet the requirements of Section 422 of the Code, or any successor provision.

2.27    “Independent Director” means a Nonemployee Director who is (a) a “nonemployee director” within the meaning of Rule 16b-3 of the 1934 Act and (b) “independent” as determined under the applicable rules of the NYSE, as any of these definitions may be modified or supplemented from time to time.

2.28    “Nonemployee Director” means a Director who is not employed by the Company or an Affiliate.

2.29    “Nonqualified Stock Option” means an option to purchase Shares that is not an Incentive Stock Option.

2.30    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.31    “Other Stock-Based Award” means a right or other interest granted to a Participant pursuant to Section 11 of the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

2.32    “Participant” means an Employee, Consultant or Nonemployee Director who has been granted an Award.

2.33    “Performance Award” means an Award granted to a Participant pursuant to Section 10 of the Plan, the vesting of which is contingent on the satisfaction of specified performance conditions.

2.34    “Period of Restriction” means the period during which the transfer of Shares underlying Awards of Restricted Stock or Restricted Stock Units are subject to restrictions that subject the Shares to a substantial risk of forfeiture and restrictions against transferability.

2.35    “Plan” means this Superior Industries International, Inc. 2018 Equity Incentive Plan, as amended or amended and restated from time to time. This Plan was last amended and restated as of May 17, 2023.

2.36    “Restricted Stock” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock constitutes a transfer of ownership of Shares to a Participant from the Company subject to a substantial risk of forfeiture and restrictions against transferability, assignment, and hypothecation. Under the terms of the Award, the substantial risk of forfeiture and the restrictions against transferability are removed when the Participant has met the specified vesting requirement.

2.37    “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9 of the Plan. An Award of Restricted Stock Units constitutes the right to receive Shares (or the equivalent value in cash or other property if the Administrator so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.38    “Retirement” shall mean, unless otherwise determined by the Administrator in an applicable Award Agreement, satisfactory completion of the Company’s guidelines for retirement as specified by the Company’s retirement policy, as may be in effect from time to time.

2.39    “SEC” means the U.S. Securities and Exchange Commission.

2.40    “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act regarding the Company.

2.41    “Shares” means shares of common stock of the Company.

2.42    “Stock Appreciation Right” or “SAR” means an Award granted to a Participant pursuant to Section 8 of the Plan. Upon exercise, a SAR gives a Participant a right to receive a payment in cash, or the equivalent value in Shares, equal to the difference between the Fair Market Value of the Shares on the exercise date and the Exercise Price. Both the number of SARs and the Exercise Price are determined on the Grant Date. For example, assume a Participant is granted 100 SARs at an Exercise Price of $10 and the award agreement specifies that the SARs will be settled in Shares. Also assume that the SARs are exercised when the underlying Shares have a Fair Market Value of $20 per Share. Upon exercise of the SAR, the Participant is entitled to receive 50 Shares [(($20-$10)x100)/$20].

2.43    “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ARTICLE 3

HISTORY; EFFECTIVE DATE AND TERM

3.1    History; Effective Date. The Superior Industries International, Inc. 2008 Equity Incentive Plan was originally approved by the Company’s shareholders at the 2008 Annual Meeting of shareholders and became effective on May 30, 2008 (the “2008 Plan”). The 2008 Plan was subsequently amended and restated and re-approved by the Company’s shareholders at the 2013 Annual Meeting (the “2013 Plan”). The 2013 Plan was subsequently amended and restated and re-approved by the Company’s shareholders at the 2018 Annual Meeting (the “2018 Plan”). The 2018 Plan was subsequently amended and restated and re-approved by the Company’s shareholders at the 2021 Annual Meeting (the “2021 Plan”). The 2021 Plan is now being amended and restated in the form of this Plan document. Subject to the approval of the Company’s shareholders at the 2023 Annual Meeting, this amendment and restatement of the Plan document will become effective on the date that it is approved by the Company’s shareholders (the “Effective Date”).

3.2    Term. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth (10th) anniversary of the Effective Date. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan.

ARTICLE 4

ADMINISTRATION

4.1    The Administrator. The Plan shall be administered by a Committee of the Board appointed by the Board (which Committee shall consist of at least two Directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the Directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are Section 16 Persons. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Human Capital and Compensation Committee of the Board is designated as the Administrator to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. Notwithstanding any of the foregoing, grants of Awards to Nonemployee Directors under the Plan shall be subject to the applicable award limit set forth in Section 5.4 hereof.

4.2    Action and Interpretation by the Administrator. For purposes of administering the Plan, the Administrator may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Administrator may deem appropriate. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Administrator’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all persons and shall be given the maximum deference permitted by Applicable Law. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Administrator will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3    Authority of the Administrator. It shall be the duty of the Administrator to administer the Plan in accordance with the Plan’s provisions and in accordance with Applicable Law. The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to: (a) determine which Employees, Consultants and Directors shall be granted Awards; (b) determine the vesting conditions, if any, applicable to Awards and the circumstances under which vesting conditions may be modified, (c) determine the other terms and conditions of the Awards, (d) interpret the Plan, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, (f) interpret, amend or revoke any such rules, and (g) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4    Delegation. In accordance with Section 152 and 157 (or any other applicable section) of the Delaware General Corporation Law, the Board or Committee may, by resolution, expressly delegate to a special committee, consisting of one or more Board members, or to one or more officers of the Company the authority, within specified parameters as to the number of Awards, to (a) designate Eligible Participants to be recipients of Awards under the Plan, (b) to determine the number of Shares subject to such Awards to be received by any such Participants, and (c) determine the other terms and conditions of such awards as permitted by applicable law; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to Eligible Participants (x) who are Nonemployee Directors or (y) who are Section 16 Persons at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Administrator regarding the delegated duties and responsibilities and any Awards so granted. The Administrator may also delegate nondiscretionary administrative duties to other parties as it deems appropriate.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1    Number of Shares. Subject to adjustment as provided in Section 5.3, as well as the share counting rules under this Plan, the total number of Shares available for grant under the Plan shall be 9,750,000 (consisting of 3,500,000 shares approved in 2008, 850,000 Shares approved in 2013, 2,000,000 Shares approved in 2021, and an additional 3,400,000 Shares to be approved in 2023). Shares granted under the Plan may be authorized but unissued Shares or reacquired Shares bought on the market or otherwise.

5.2    Share Counting. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve in accordance with this Section 5.2:

(a)    To the extent that an Award is canceled, terminates, expires, is forfeited, is unearned in full or lapses for any reason, any applicable unissued, forfeited or unearned Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)    Applicable Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)    The following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) Shares used to pay the Exercise Price or withholding taxes related to an outstanding Option or SAR, (iii) Shares repurchased on the open market with the proceeds of the exercise price of an Option or (iv) Shares surrendered, withheld or otherwise used to cover taxes due upon the vesting of an Award.

(d)    To the extent that the full number of Shares subject to an Award other than an Option or SAR is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan. For the avoidance of doubt, Shares underlying Awards that are subject to the achievement of performance goals shall be counted against the Plan share reserve based on the maximum value of such Awards unless and until such time as such Awards become vested and settled in Shares.

(e)    Substitute Awards granted pursuant to Section 5.6 of the Plan shall not count against (or be added back to) the Shares otherwise available for issuance under the Plan under Section 5.1.

(f)    Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against (or be added back to) the maximum share limitation specified in Section 5.1.

5.3    Adjustments in Awards and Authorized Shares. The number and kind of shares authorized for grant under the Plan in Section 5.1, the Award limits in Section 5.4, the number and kind of shares covered by each outstanding Award, and the per share exercise price of each such Option or SAR, and all other Award terms, shall be equitably adjusted in connection with any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, spin-off, stock dividend on the Shares, or any other increase or decrease in the number of such Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Administrator may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Administrator may in its discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Administrator shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction, and the decisions of the Administrator in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option. Notwithstanding any anti-dilution provision in the Plan, the Administrator shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treasury Regulations Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

5.4    Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 5.3):

(a)    Incentive Stock Options Limitation. No more than 6,400,000 Shares may be granted over the life of the Plan in the form of Incentive Stock Options.

(b)    [Intentionally Omitted]

(c)    Awards to Nonemployee Directors. Notwithstanding anything to the contrary in the Plan, effective May 25, 2021, no Participant who is a Nonemployee Director shall be granted Nonemployee Director compensation for such service (inclusive of equity and cash compensation) in excess of $500,000 during any calendar year, with the value of any Shares determined as of the applicable Grant Date(s). The Board may make exceptions to this limit for a non-executive chair of the Board, or in extraordinary circumstances, for other Nonemployee Directors, provided that a Nonemployee Director receiving the additional compensation may not participate in the decision to award such compensation.

5.5    Minimum Vesting Requirements. Except in the case of substitute Awards granted pursuant to Section 5.6 and subject to the following sentence, Awards granted under the Plan shall be subject to a minimum vesting or performance period of one year. Notwithstanding the foregoing, (a) the Administrator may permit acceleration of vesting of an Award, including in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, and (b) the Administrator may grant Awards covering five percent (5%) or fewer of the total number of Shares authorized under the Plan without respect to the above-described minimum vesting requirements. Notwithstanding the foregoing, with respect to Awards to Nonemployee Directors, the vesting of such Awards will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest based on the approximately one-year period beginning on each regular annual meeting of the Company’s shareholders and ending on the date of the next regular annual meeting of the Company’s shareholders.

5.6    Substitute Awards. In the event that the Company or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Awards in substitution for awards granted by their former employer, and any such substitute such Options or SARs may be granted with an Exercise Price less than the Fair Market Value of a Share on the Grant Date, and on other Award terms that are different than those provided under this Plan to accommodate such substitute Awards; provided, however, the grant of such substitute Option or SAR shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

ARTICLE 6

ELIGIBILITY

6.1    General. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of Treasury Regulations §1.409A-1(b)(5)(iii)(E).

ARTICLE 7

STOCK OPTIONS

7.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted at any time and from time to time as determined by the Administrator in its discretion. The Administrator may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Administrator, in its discretion and subject to Section 5.4, shall determine the number of Shares subject to each Option. Unless the Administrator expressly provides in an Award Agreement that an Award of Options is intended to be Incentive Stock Options, the Award shall be Nonqualified Stock Options. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

7.2    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Administrator, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

7.3    Exercise Price. The Administrator shall determine the Exercise Price for each Option subject to the provisions of this Section 7.3. Other than an Option issued as a substitute Award pursuant to Section 5.6, the per Share Exercise Price of an Option shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

7.4    Incentive Stock Options. The grant of Incentive Stock Options shall be subject to all of the requirements of Code Section 422, including the following limitations:

(a)    The Exercise Price of an Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date;

(b)    Incentive Stock Options may be granted only to persons who are, as of the Grant Date, Employees of the Company or a Subsidiary, and may not be granted to Consultants or Nonemployee Directors.

(c)    To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7.4(c), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted; and

(d)    In the event of a Participant’s change of status from Employee to Consultant or Director, an Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonqualified Stock Option three (3) months and one (1) day following such change of status.

7.5    Expiration of Options.

7.5.1    Expiration Dates. Unless otherwise specified in the Award Agreement, but in any event no later than ten (10) years from the Grant Date, each Option shall terminate no later than the first to occur of the following events:

(a)    Date in Award Agreement. The date for termination of the Option set forth in the written Award Agreement;

(b)    Termination of Service. The thirtieth (30th) day following the date the Participant’s Continuous Service terminates (other than for a reason described in subsections (c), (d), (e), or (f) below);

(c)    Termination for Cause. In the event a Participant’s Continuous Service terminates because the Participant has committed an act of Cause, as determined by the Administrator, all unexercised Options held by such Participant, whether or not vested, shall expire immediately following written notice from the Company to the Participant;

(d)    Disability. In the event that a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option at any time within twelve (12) months following the date of such termination, but only to the extent that the Participant was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, at the date of termination, the Participant is not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall revert to the Plan. If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan;

(e)    Death. In the event of the death of a Participant, the Participant’s Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the Participant was entitled to exercise the Option at the date of death. If, at the time of death, the Participant was not entitled to exercise his or her entire Option, the Shares covered by the unexercisable portion of the Option shall immediately revert to the Plan. If, after death, the Participant’s estate or a person who acquired the right to exercise the Option by bequest or inheritance does not exercise the Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan; or

(f)    Ten Years from Grant. An Option shall expire no more than ten (10) years after the Grant Date; provided, however, that if an Incentive Stock Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Company or any of its Subsidiaries, such Incentive Stock Option may not be exercised after the expiration of five (5) years from the Grant Date.

7.5.1    Administrator Discretion. Notwithstanding the foregoing, the Administrator may, after an Option is granted, extend the exercise period that an Option is exercisable following termination of a Participant’s Continuous Service (subject to limitations applicable to Incentive Stock Options); provided, however that such extension does not exceed the maximum term of the Option.

7.6    Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

7.7    Exercise and Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Company (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

7.7.1    Form of Consideration. Upon the exercise of any Option, the Exercise Price shall be payable to the Company in full. The Administrator shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. Unless otherwise determined by the Administrator at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (a) cash or cash equivalents, (b) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (c) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (d) broker-assisted market sales, or (e) by any other means that the Administrator, in its discretion, determines to provide legal consideration for the Shares and to be consistent with the purposes of the Plan.

7.7.2    Delivery of Shares. As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, the Company shall deliver Shares to the Participant (or the Participant’s designated broker), which may be in book entry form or certificated form.

7.8    No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (a) the Exercise Price of an Option may not be reduced, directly or indirectly, (b) an Option may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original Option, or otherwise, and (c) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the Exercise Price per share of the Option.

7.9    No Deferral Feature. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

7.10    No Dividend Equivalents. No Option shall provide for dividend equivalents.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1    Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted at any time and from time to time as determined by the Administrator in its discretion.

8.1.1    Number of Shares. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant.

8.1.2    Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, shall have discretion to determine the terms and conditions of SARs granted under the Plan, including whether upon exercise the SARs will be settled in Shares or cash. However, other than a SAR issued as a substitute Award pursuant to Section 5.6, the Exercise Price of a SAR shall be no less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

8.2    Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions as set forth in the Award Agreement and conditions as the Administrator shall determine in its discretion.

8.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the term of the SAR, the conditions of exercise and such other terms and conditions as the Administrator shall determine.

8.4    Expiration of SARs. A SAR granted under the Plan shall expire upon the date determined by the Administrator in its discretion as set forth in the Award Agreement, or otherwise pursuant to the provisions relating to the expiration of Options as set forth in Section 7.5.

8.5    Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive from the Company either (whichever is specified in the Award Agreement) (a) a cash payment in an amount equal to (i) the difference between the Fair Market Value of a Share on the date of exercise and the SAR Exercise Price, multiplied by (ii) the number of Shares with respect to which the SAR is exercised, or (b) a number of Shares determined by dividing such cash amount by the Fair Market Value of a Share on the exercise date. If the Administrator designates in the Award Agreement that the SAR will be settled in cash, upon Participant’s exercise of the SAR the Company shall make a cash payment to Participant as soon as reasonably practical.

8.6    No “Re-Pricing” Without Shareholder Approval. Except as otherwise provided in Section 5.3, without the prior approval of shareholders of the Company: (a) the Exercise Price of a SAR may not be reduced, directly or indirectly, (b) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an Exercise Price that is less than the Exercise Price of the original SAR, or otherwise, and (c) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the Exercise Price per share of the SAR.

8.7    No Deferral Feature. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

8.8    No Dividend Equivalents. No SAR shall provide for dividend equivalents.

ARTICLE 9

RESTRICTED STOCK OR RESTRICTED STOCK UNITS

9.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to Eligible Participants in such amounts as the Administrator, in its discretion, shall determine, subject to the Full-Value Award Limitation in Section 5.4.

9.2    Award Agreement. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement setting forth the terms, conditions, and restrictions applicable to the Award, as the Administrator, in its discretion, shall determine. Unless the Administrator determines otherwise, Shares of Restricted Stock shall be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

9.3    Transferability. Except as provided in this Section 9, Shares of Restricted Stock or Awards of Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until expiration of the applicable Period of Restriction.

9.4    Other Restrictions. Restricted Stock and Restricted Stock Units shall be subject to such other restrictions as the Administrator may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Administrator determines at the time of the grant of the Award or thereafter, subject to Section 5.5.

9.5    Legend on Certificates. The Administrator, in its discretion, may place a legend or legends on the certificates representing Restricted Stock to give appropriate notice of such restrictions.

9.6    Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall be released from escrow as soon as practicable after expiration of the Period of Restriction. After the restrictions have lapsed, the Participant shall be entitled to have any legend or legends under Section 9.5 removed from his or her Share certificate, and the Shares shall be freely transferable by the Participant, subject to Applicable Law.

9.7    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless otherwise provided in the Award Agreement. Except as otherwise provided in an Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares are paid in settlement of such Awards.

9.8    Dividends and Other Distributions. Unless otherwise provided by the Administrator in an Award Agreement, Participants holding Shares of Restricted Stock shall be entitled to receive all dividends and other distributions declared with respect to such Shares during the Period of Restriction; provided, that such dividends and other distributions shall be accumulated and paid to the Participants, on a contingent basis, after the restrictions applicable to the Shares of Restricted Stock lapse.

9.9    Return of Restricted Stock to Company. On the date that any forfeiture event set forth in the Award Agreement occurs, the Restricted Stock or Restricted Stock Units for which restrictions have not lapsed shall revert to the Company and subject Shares again shall become available for grant under the Plan.

ARTICLE 10

PERFORMANCE AWARDS

10.1    Grant of Performance Awards. The Administrator is authorized to grant any Award under this Plan, including Options, SARs, Restricted Stock, Restricted Stock Units or Other Stock-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Administrator. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Administrator shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 10.2. All Performance Awards shall be evidenced by an Award Agreement or a written program established by the Administrator, pursuant to which Performance Awards are awarded under the Plan under terms, conditions and restrictions set forth in such written program.

10.2    Performance Goals. The Administrator may establish performance goals for Performance Awards which may be based on any criteria selected by the Administrator. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. The time period during which the performance goals or other vesting provisions must be met will be called the “Performance Period.” If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals or results to be unsuitable, the Administrator may modify such performance goals or results in whole or in part, as the Administrator deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Administrator may determine that the performance goals or results or Performance Period are no longer appropriate and may (a) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate, or (b) make a cash payment to the Participant in an amount determined by the Administrator.

ARTICLE 11

OTHER STOCK-BASED AWARDS

11.1    Grant of Other Stock-Based Awards. The Administrator is authorized to grant Awards to Participants in the form of Other Stock-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the Grant Date or thereafter; provided, that any dividends or other distributions on such Awards shall be accumulated and paid to the Participants, on a contingent basis, after such Awards have vested or been earned. Shares or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

ARTICLE 12

MISCELLANEOUS

12.1    Change in Control. Unless otherwise provided in the Award Agreement, in the event of a Change in Control, unless an Award is assumed, continued or substituted by the successor corporation, then (a) all outstanding Options or SARs shall become fully vested and exercisable as of the date of and immediately prior to the Change in Control, whether or not otherwise then exercisable, (b) all service-based restrictions and conditions on any Award then outstanding shall lapse as of the date of and immediately prior to the Change in Control, and (c) the payout level under all Performance Awards shall be deemed to have been earned as of the date of and immediately prior to the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level. If an Award is continued, assumed or substituted by the successor corporation, then if within two (2) years after the effective date of the Change in Control, a Participant’s Continuous Service is terminated without Cause or the Participant resigns for Good Reason, then as of the date of termination (x) all of that Participant’s outstanding Options and SARs shall become fully vested and exercisable, (y) all service-based vesting restrictions applicable to his or her outstanding Awards shall lapse, and (z) the payout level under all of that Participant’s Performance Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of employment termination based upon an assumed achievement of all relevant performance goals at the “target” level. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonqualified Stock Options.

12.2    Transfers Upon a Change in Control. In the sole and absolute discretion of the Administrator, an Award Agreement may provide that in the event of certain Change in Control events, which may include any or all of the Change in Control events described in Section 2.9, Shares obtained pursuant to this Plan shall be subject to certain rights and obligations, which include but are not limited to the following: (a) the obligation to vote all such Shares in favor of such Change in Control transaction, whether by vote at a meeting of the Company’s shareholders or by written consent of such shareholders; (b) the obligation to sell or exchange all such Shares and all rights to acquire Shares, under this Plan pursuant to the terms and conditions of such Change in Control transaction; (c) the right to transfer less than all but not all of such Shares pursuant to the terms and conditions of such Change in Control transaction, and (d) the obligation to execute all documents and take any other action reasonably requested by the Company to facilitate the consummation of such Change in Control transaction.

12.3    Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, the Participant shall have the right to exercise his or her Award for a period not less than ten (10) days immediately prior to such dissolution or liquidation as to all of the Shares covered thereby, including Shares as to which the Award would not otherwise be exercisable.

12.4    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Unless otherwise provided by written contract, employment or service with the Company or any of its Affiliates is on an at-will basis only. Additionally, the Plan shall not confer upon any Director any right with respect to continuation of service as a Director or nomination to serve as a Director, nor shall it interfere in any way with any rights which such Director or the Company may have to terminate his or her directorship at any time.

12.5    Compensation Recoupment Policy. The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with Applicable Law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or to comport with good corporate governance practices, as such policies may be amended from time to time.

12.6    No Right of Participation or Employment. No Employee, Consultant or Nonemployee Director shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. Neither this Plan nor any Award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or Affiliate or affect in any manner the right of the Company, any Subsidiary or Affiliate to terminate the employment of any person at any time without liability hereunder.

12.7    Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or, otherwise, sale or disposition of all or substantially all of the business or assets of the Company.

12.8    Beneficiary Designations. If permitted by the Administrator, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Administrator. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

12.9    Limited Transferability of Awards. No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Administrator, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. In no event will any Award granted under this Plan be transferred for value.

12.10    Restrictions on Share Transferability. The Administrator may impose such restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded or any blue sky or state securities laws.

12.11    Legal Compliance. Shares shall not be issued pursuant to the making or exercise of an Award unless the exercise of Options and rights and the issuance and delivery of Shares shall comply with the Securities Act of 1933, as amended, the 1934 Act and other Applicable Law, and shall be further subject to the approval of counsel for the Company with respect to such compliance. Any Award or exercise made in violation hereof shall be null and void.

12.12    Investment Representations. As a condition to the exercise of an Option or other right, the Company may require the person exercising such Option or right to represent and warrant at the time of exercise that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

12.13    Providing Information. Notwithstanding anything in this Plan or an Agreement to the contrary, nothing in this Plan or in an Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the SEC pursuant to Section 21F of the 1934 Act.

ARTICLE 13

SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

13.1    General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

13.2    Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not affect the dollar amount or prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have otherwise applied absent the non-409A-conforming event.

13.3    Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treasury Regulations Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Administrator or the General Counsel) shall determine which Awards or portions thereof will be subject to such exemptions.

13.4    Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Administrator under Treasury Regulations Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (a) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (b) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

13.5    Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treasury Regulations Section 1.409A-2(b)(2)(iii) (or any successor thereto).

13.6    Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment, failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13.4, (a) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (b) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

13.7    Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treasury Regulations section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treasury Regulations section 1.409A-3(j)(4).

13.8    Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or SARs, which shall have no dividend equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (a) the calendar year in which the corresponding dividends were paid to shareholders, or (b) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture. In addition, notwithstanding anything to the contrary in the Plan, in no event shall dividends or dividend equivalents payable in connection with an Award granted under the Plan be paid earlier than at the time that the Award or applicable portion thereof becomes vested in accordance with the applicable Award Agreement.

ARTICLE 14

AMENDMENT, SUSPENSION, AND TERMINATION

14.1    Amendment, Suspension, or Termination. Except as provided in Section 14.2, the Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, materially adversely alter or impair any rights or obligations under any Award theretofore granted to such Participant. No Award may be granted during any period of suspension or after termination of the Plan.

14.2    No Amendment without Shareholder Approval. The Company shall obtain shareholder approval of any material Plan amendment (including but not limited to any provision to reduce the exercise or purchase price of any outstanding Options or other Awards after the Grant Date (other than for adjustments made pursuant Section 5.3), or to cancel and re-grant Options or other rights at a lower exercise price), to the extent necessary or desirable to comply with Applicable Law.

ARTICLE 15

TAX WITHHOLDING

15.1    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

15.2    Withholding Arrangements. The Administrator, in its discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Company withhold otherwise deliverable Shares or (b) delivering to the Company already-owned Shares having a fair market value equal to the applicable withholding amount. The amount of the withholding requirement shall be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made (up to the maximum amount required to be withheld); provided, however, in the case Shares are withheld by the Company to satisfy the tax withholding that would otherwise be issued to the Participant, the amount of such tax withholding shall be determined by applying the relevant federal, state or local withholding tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined (unless an additional amount can be withheld and not result in adverse accounting consequences, and such additional withholding amount is authorized by the Administrator). The fair market value of the Shares to be withheld or delivered shall be determined as of the date taxes are required to be withheld.

ARTICLE 16

LEGAL CONSTRUCTION

16.1    Liability of Company. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful grant or any Award or the issuance and sale of any Shares hereunder, shall relieve the Company, its officers, Directors and Employees of any liability in respect of the failure to grant such Award or to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16.2    Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares, which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained.

16.3    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.4    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

16.5    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.6    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Michigan, without giving effect to principles of conflicts of law of such state.

16.7    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

16.8    Plan Document Controls. All awards granted pursuant to the Plan, including the 2008 Plan, 2013 Plan, 2018 Plan, 2021 Plan and this amended and restated Plan, shall be subject to the terms and conditions of the Plan as amended and restated herein. The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

26600 TELEGRAPH ROAD SUITE 400

SOUTHFIELD, MICHIGAN 48033

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders will be held via live webcast only. There will be no physical location for the meeting. You will be able to attend the Virtual Annual Meeting, vote and submit your questions by visiting www.virtualstockholdermeeting.com/SUP2023. Have your proxy card available when you access the web cast and follow the instructions to participate. You may log in 30 minutes prior to the start of the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V03150-P87866 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.					For	Withhold	For All	To withhold authority to vote for any individual
					All	All	Except	nominee(s), mark “For All Except” and write the
The Board of Directors recommends you vote FOR the following:					☐	☐	☐	number(s) of the nominee(s) on the line below.

1.	Election of Directors

	Nominees:

	01)	Majdi B. Abulaban	05)	Paul J. Humphries
	02)	Raynard D. Benvenuti	06)	Ransom A. Langford
	03)	Michael R. Bruynesteyn	07)	Timothy C. McQuay
	04)	Richard J. Giromini	08)	Ellen B. Richstone

The Board of Directors recommends you vote FOR proposals 2, 3 and 5 and vote 1 YEAR for proposal 4.					For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	To approve an amendment to the Company’s 2018 Equity Plan to, among other things, increase the number of shares of common stock available for issuance under the 2018 Equity Plan by 3,400,000 shares;				☐	☐	☐	4.	To select, in a non-binding advisory vote, the frequency of the non-binding advisory vote on executive compensation of the Company’s named executive officers; and	☐	☐	☐	☐
					For	Against	Abstain				For	Against	Abstain

3.	To approve, in a non-binding advisory vote, the executive compensation of the Company’s named executive officers for the fiscal year ended December 31, 2022;				☐	☐	☐	5.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.		☐	☐	☐

								To act upon such other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report/10-K Wrap are available at www.proxyvote.com.

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V03151-P87866

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 17, 2023

The undersigned hereby appoints Majdi B. Abulaban and David M. Sherbin, and each of them, as attorney agent and proxy of the undersigned, with full power of substitution, to vote all stock of SUPERIOR INDUSTRIES INTERNATIONAL, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corporation to be held via webcast on Wednesday May 17, 2023 at 10:00 A.M. ET and at any and all postponements and adjournments thereof, as fully and with the same force and effect as the undersigned might and could do if personally thereat.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS AND FOR THE APPROVAL OF PROPOSALS 2, 3 AND 5, AND 1 YEAR FOR PROPOSAL 4. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY ON THE PROXIES TO VOTE AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side